UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.           )

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Envestnet, Inc.
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April 10, 2019
Chicago, Illinois

Dear Shareholder:

It is with great pleasure that we invite you to our 2019 Annual Meeting of Shareholders. The meeting will be held on May 16, 2019 at 35 East Wacker Drive, Suite 260, Chicago, Illinois at 10:00 a.m. Central Time.

Our formal agenda for this year’s meeting is to vote on the election of directors; to vote, on an advisory basis, on 2018 executive compensation; and to ratify the selection of independent auditors for 2019. In addition, we will report to you on the highlights of 2018 and discuss the outlook for our business in 2019.

Whether or not you plan to attend the meeting, your vote on these matters is important to us. Shareholders of record can vote their shares via the Internet, by using a toll‑free telephone number or by requesting and completing a proxy card and mailing it in the return envelope provided. If you hold shares through your broker or other intermediary, that person or institution will provide you with instructions on how to vote your shares.

If you are a beneficial holder of our shares, we urge you to give voting instructions to your broker so that your vote can be counted. This is especially important since the New York Stock Exchange does not allow brokers to cast votes with respect to the election of directors or the advisory vote on executive compensation unless they have received instructions from the beneficial owner of shares.

We look forward to seeing you at the meeting.

Sincerely,

Judson Bergman
Chairman and Chief Executive Officer

NOTICE OF ANNUAL MEETING

April 10, 2019
Chicago, Illinois

TO THE SHAREHOLDERS OF ENVESTNET, INC.:

The 2019 Annual Meeting of Shareholders of Envestnet, Inc. will be held on May 16, 2019, at 10:00 a.m. Central Time at 35 East Wacker Drive, Suite 260, Chicago, Illinois, for the following purposes:

1.
To elect one Class I director to hold office until the 2021 Annual Meeting and three Class III directors to hold office until the 2022 Annual Meeting or, in each case, until their successors are duly elected and qualified;

2.	To vote, on an advisory basis, on 2018 executive compensation;

3.	To ratify the appointment of KPMG LLP as Envestnet’s independent auditors for the fiscal year ending December 31, 2019; and

4.	To transact such other business, if any, as lawfully may be brought before the meeting.

Only shareholders of record, as shown by the transfer books of Envestnet, at the close of business on March 15, 2019, are entitled to notice of, and to vote at, the Annual Meeting.

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON AND REGARDLESS OF THE NUMBER OF SHARES YOU OWN, PLEASE VOTE AS PROMPTLY AS POSSIBLE VIA THE INTERNET OR BY TELEPHONE IN ACCORDANCE WITH THE INSTRUCTIONS IN YOUR PROXY MATERIALS. IF YOU LATER DESIRE TO REVOKE YOUR PROXY FOR ANY REASON, YOU MAY DO SO IN THE MANNER DESCRIBED IN THE ATTACHED PROXY STATEMENT. FOR FURTHER INFORMATION CONCERNING THE INDIVIDUALS NOMINATED AS DIRECTORS, THE PROPOSALS BEING VOTED UPON, USE OF THE PROXY AND OTHER RELATED MATTERS, YOU ARE URGED TO READ THE ATTACHED PROXY STATEMENT.

By Order of the Board of Directors,

Shelly O’Brien
Corporate Secretary

ENVESTNET, INC.
35 East Wacker Drive
Suite 2400
Chicago, Illinois 60601
April 10, 2019

PROXY STATEMENT

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Why has this proxy statement been made available?
Our Board of Directors (the “Board”) is soliciting proxies for use at our Annual Meeting of Shareholders to be held on May 16, 2019, and any adjournments or postponements of the meeting. The meeting will be held at 10:00 a.m. Central Time at 35 East Wacker Drive, Suite 260, Chicago, Illinois. This proxy statement and the accompanying form of proxy are being mailed to shareholders on or about April 10, 2019.
This proxy statement summarizes the information you need to vote at the Annual Meeting. You do not need to attend the Annual Meeting to vote your shares.
What proposals will be voted on at the Annual Meeting?
The following proposals are scheduled to be voted on at the Annual Meeting:

•	The election of one Class I director and three Class III directors.

•	An advisory vote on 2018 executive compensation.

•	The ratification of the selection of KPMG LLP, an independent registered public accounting firm, as our independent auditors for the fiscal year ending December 31, 2019.
Envestnet’s Board recommends that you vote your shares “FOR” each of the nominees to the Board, “FOR” the advisory vote on executive compensation and “FOR” the ratification of the selection of KPMG LLP as our independent auditors for 2019.
Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting
To Be Held on May 16, 2019
 Are proxy materials available on the Internet?
Yes. Our proxy statement for the 2019 Annual Meeting, form of proxy card and 2018 Annual Report are available at www.envestnet.com.
Who is entitled to vote?
March 15, 2019 is the record date for the Annual Meeting. If you owned our common stock at the close of business on March 15, 2019, you are entitled to vote. On that date, we had 48,755,665 shares of our common stock outstanding and entitled to vote at the Annual Meeting. Our common stock is our only outstanding class of stock. The closing price of our common stock on March 15, 2019 on the New York Stock Exchange was $66.64.
How many votes do I have?
You have one vote for each share of our common stock that you owned at the close of business on March 15, 2019.
The proxy card indicates the number of shares of common stock you are entitled to vote.
What is the difference between holding shares as a shareholder of record and as a beneficial owner?
Many of our shareholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some differences between shares held of record and those owned beneficially.

Shareholder of Record
If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, you are considered, with respect to those shares, the shareholder of record and these proxy materials are being sent to you directly. As the shareholder of record, you have the right to grant your voting proxy directly or to vote in person at the Annual Meeting. You may also vote by telephone or via the Internet as described below under the heading “Information About the Annual Meeting and Voting—May I vote by telephone or via the Internet?” or you may vote your proxy card by mail.
Beneficial Owner
If your shares are held in a brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name,” and our proxy materials are being forwarded to you by your broker or nominee who is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker or nominee on how to vote your shares and are also invited to attend the Annual Meeting. However, since you are not the shareholder of record, you may only vote these shares in person at the Annual Meeting if you follow the instructions described below under the heading “Information About the Annual Meeting and Voting—How do I vote in person at the Annual Meeting?” and your broker or nominee has provided a signed proxy giving you the right to vote the shares. If you would like to vote by telephone or on the Internet, you should read the information described below under the heading “Information About the Annual Meeting and Voting—May I vote by telephone or via the Internet?”
How do I vote by proxy if I am a shareholder of record?
If you are a shareholder of record, you must properly submit your proxy card (by telephone, via the Internet or by mail) so that it is received by us in time to vote. Your “proxy” (one of the individuals named on your proxy card) will vote your shares as you have directed. If you sign the proxy card (including electronic signatures in the case of Internet or telephonic voting) but do not make specific choices, your proxy will vote your shares as recommended by the Board:

•	“FOR” the election of each Class I director nominee and Class III director nominees;

•	“FOR” the approval of the advisory vote on executive compensation; and

•	“FOR” the ratification of KPMG LLP as our independent auditors for the fiscal year ending December 31, 2019.
If any other matter is presented, your proxy will be voted in accordance with the best judgment of the individuals named on the proxy card. As of the date of printing this proxy statement, we knew of no matters that needed to be acted on at the Annual Meeting, other than those discussed in this proxy statement.
How do I give voting instructions if I am a beneficial owner?
If you are a beneficial owner of shares, the broker will ask you how you want your shares to be voted. If you give the broker instructions, the broker will vote your shares as you direct. If your broker does not receive instructions from you about how your shares are to be voted, one of two things can happen, depending on the type of proposal. Pursuant to rules of the New York Stock Exchange (the “NYSE”), brokers have discretionary power to vote your shares with respect to “routine” matters, but they do not have discretionary power to vote your shares on “non‑routine” matters. Brokers holding shares beneficially owned by their clients do not have the ability to cast votes with respect to the election of directors or executive compensation unless they have received instructions from the beneficial owner of the shares. It is therefore important that you provide instructions to your broker if your shares are beneficially held by a broker so that your vote with respect to directors and on the advisory vote on executive compensation, and any other matters treated as non‑routine by the NYSE, is counted.
May I vote by telephone or via the Internet?
Yes. If you are a shareholder of record, you have a choice of voting over the Internet, voting by telephone using a toll‑free telephone number or voting by requesting and completing a proxy card and mailing it in the return envelope provided. We encourage you to vote by telephone or over the Internet because your vote is then tabulated faster than if you mailed it. Please note that there are separate telephone and Internet arrangements depending on whether you are a shareholder of record (that is, if you hold your stock in your own name), or whether you are a beneficial owner and hold your shares in “street name” (that is, if your stock is held in the name of your broker or bank).
If you are a shareholder of record, you may vote by telephone, or electronically via the Internet, by following the instructions provided on the proxy card.
If you are a beneficial owner and hold your shares in “street name”, you will need to contact your broker or bank to determine whether you will be able to vote by telephone or electronically through the Internet.

The telephone and Internet voting procedures are designed to authenticate shareholders’ identities, to allow shareholders to give their voting instructions and to confirm that shareholders’ instructions have been recorded properly. If you vote via the Internet, you may incur costs, such as usage charges from Internet access providers and telephone companies. You will be responsible for those costs.
Whether or not you plan to attend the Annual Meeting, we urge you to vote. Voting by telephone or over the Internet or returning your proxy card by mail will not affect your right to attend the Annual Meeting and vote.
May I revoke my proxy or my voting instructions?
Yes. If you change your mind after you vote, if you are a shareholder of record, you may revoke your proxy by following any of the procedures described below. To revoke your proxy:

•	Send in another signed proxy with a later date or resubmit your vote by telephone or the Internet;

•	Send a letter revoking your proxy to Envestnet’s Corporate Secretary at 35 East Wacker Drive, Suite 2400, Chicago, Illinois, 60601; or

•	Attend the Annual Meeting and vote in person.
If you are a beneficial owner and hold your shares in “street name”, you will need to contact your broker or bank to determine how to revoke your voting instructions.
If you wish to revoke your proxy or voting instructions, you must do so in sufficient time to permit the necessary examination and tabulation of the subsequent proxy or revocation before the vote is taken.
How do I vote in person at the Annual Meeting?
You may vote shares held directly in your name as the shareholder of record in person at the Annual Meeting. If you choose to vote your shares in person at the Annual Meeting, please bring proof of identification. Shares held in “street name” may be voted in person by you only if you obtain a signed proxy from the shareholder of record giving you the right to vote the shares. If your shares are held in the name of your broker, bank or other nominee, you must bring to the Annual Meeting an account statement or letter from the broker, bank or other nominee indicating that you are the owner of the shares, and a signed proxy from the shareholder of record giving you the right to vote the shares. The account statement or letter must show that you were the beneficial owner of the shares on March 15, 2019.
Even if you plan to attend the Annual Meeting, Envestnet recommends that you vote your shares in advance as described above so that your vote will be counted if you later decide not to attend the Annual Meeting.
What votes need to be present to hold the Annual Meeting?
To have a quorum for our Annual Meeting, the holders of a majority of our shares of common stock outstanding as of March 15, 2019 must be present in person or represented by proxy at the Annual Meeting.
What vote is required to approve each proposal?
Directors are elected by a plurality vote, which means that the one nominee for Class I director and three nominees for Class III directors receiving the most affirmative votes will be elected. However, if the majority of the votes cast for a director are withheld, then notwithstanding the valid election of such director, our by‑laws provide that such director will voluntarily tender his resignation for consideration by our Board. Our Board will determine whether to accept the resignation of such director. All other matters submitted for shareholder approval require the affirmative vote of the majority of shares present in person or represented by proxy and entitled to vote.
How are votes counted?
In the election of Envestnet directors, your vote may be cast “FOR” all of the nominees or your vote may be “WITHHELD” with respect to one or more of the nominees. Your vote may be cast “FOR” or “AGAINST” or you may “ABSTAIN” with respect to the proposals relating to the advisory vote on executive compensation and the ratification of Envestnet’s independent auditors. If you sign (including electronic signatures in the case of Internet or telephonic voting) your proxy card with no further instructions, your shares will be voted in accordance with the recommendations of the Board. If you sign (including electronic signatures in the case of Internet or telephonic voting) your broker voting instruction card with no further instructions, your shares will be voted in the broker’s discretion with respect to routine matters but will not be voted with respect to non‑routine matters. As described in “Information About the Annual Meeting and Voting —How do I give voting instructions if I am a beneficial holder?” the election of directors and the advisory vote on executive compensation are considered non‑routine matters. We will appoint one or more inspectors of election to count votes cast in person or by proxy.

What is the effect of broker non‑votes and abstentions?
A broker “non‑vote” occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.
Common stock owned by shareholders electing to abstain from voting with respect to any proposal will be counted towards the presence of a quorum. Common stock that is beneficially owned and is voted by the beneficial holder through a broker or bank will be counted towards the presence of a quorum, even if there are broker non‑votes with respect to some proposals, as long as the broker votes on at least one proposal. Broker “non‑votes” will not be considered present and voting with respect to elections of directors or other matters to be voted upon at the Annual Meeting. Therefore, broker “non‑votes” will have no direct effect on the outcome of any of the proposals. Abstentions will be considered present and voting and will have the impact of a vote against a proposal.
Are there any voting agreements with respect to our common stock?
No.
What are the costs of soliciting these proxies and who will pay them?
Envestnet will pay all the costs of soliciting these proxies. Our directors and employees may also solicit proxies by telephone, by fax or other electronic means of communication, or in person. We will reimburse banks, brokers, nominees and other fiduciaries for the expenses they incur in forwarding the proxy materials to you.
Where can I find the voting results?
We will report the voting results in a Form 8‑K that we will file with the U.S. Securities and Exchange Commission (“SEC”) within four business days after the Annual Meeting. You can find the Form 8‑K at www.sec.gov or on our website at www.envestnet.com.
Will Envestnet’s independent auditors attend the Annual Meeting?
Representatives of KPMG LLP will attend the Annual Meeting and will have the opportunity to make a statement if they wish and will be available to respond to questions from shareholders.
Do directors attend the Annual Meeting?
Directors are encouraged to attend all meetings of shareholders called by Envestnet. All six of our independent directors, who were members of our Board at the time, attended the 2018 Annual Meeting.
Can a shareholder, employee or other interested party communicate directly with our Board? If so, how?
Our Board provides a process for shareholders, employees or other interested parties to send communications to our Board. Shareholders, employees or other interested parties wanting to contact the Board, the independent directors, the Chairman of the Board, the lead independent director, the chairperson of any Board committee, or any other director, as to accounting or auditing matters or any other matters, may send an email to corpsecy@envestnet.com. Alternatively, shareholders, employees or other interested parties may send written communications to the Board c/o Corporate Secretary, 35 East Wacker Drive, Suite 2400, Chicago, Illinois, 60601, although mail is not as prompt as e‑mail. Communication with the Board may be anonymous. The Secretary will forward all communications addressed to the Board, to the Chairperson of the Audit Committee or the Chairperson of the Nominating and Governance Committee, who will then determine when it is appropriate to distribute such communications to other members of the Board or to management.
Whom should I call if I have any questions?
If you have any questions about the Annual Meeting or voting, please contact Shelly O’Brien, our Corporate Secretary, at (312) 827‑2800 or at corpsecy@envestnet.com. If you have any questions about your ownership of Envestnet common stock, please contact Investor Relations at (312) 827‑3940 or by email at investor.relations@envestnet.com.

CORPORATE GOVERNANCE
Overview

In General
We review annually, internally and with the Board the provisions of the Sarbanes‑Oxley Act of 2002, the rules of the SEC and the NYSE’s listing standards regarding corporate governance policies and processes and are in compliance with the rules and listing standards. We have adopted Corporate Governance Guidelines covering issues such as executive sessions of the Board, director qualification standards, including independence, director responsibilities and Board self‑evaluations. We have also adopted a Code of Business Conduct and Ethics for our employees and directors and charters for each of our Audit, Compensation, Nominating and Governance and Compliance and Information Security Committees. The full text of our Corporate Governance Guidelines, our Code of Business Conduct and Ethics and each committee charter, are available on our website located at www.envestnet.com and you can view and print these documents by accessing our website, then clicking on “Investor Relations”, followed by “Corporate Governance”. In addition, you may request copies of the Corporate Governance Guidelines, the Code of Business Conduct and Ethics and the Committee Charters by contacting our Corporate Secretary via:

Telephone (312) 827‑2800 Facsimile (312) 621-7091 E‑mail corpsecy@envestnet.com

Independent Director Meetings
Our independent directors meet at regularly scheduled executive sessions without the participation of management. Ross Chapin, our lead independent director, is the presiding director for executive sessions of independent directors.

Other Corporate Governance Highlights	- With the exception of Messrs. Bergman and Arora, our Board consists of all independent directors.

- Only independent directors may serve on our Audit, Compensation, Nominating and Governance and Compliance and Information Security Committees.

- Our Audit Committee hires, determines the compensation of, and decides the scope of services performed by our independent auditors.

- No member of our Audit Committee simultaneously serves on the audit committees of more than two public companies.

- Our Compensation Committee evaluates the performance of the Chief
     Executive Officer, to whom we refer to as our CEO, based on corporate goals and objectives and, with the other independent directors, sets his compensation based on this evaluation. The
     Compensation Committee also has responsibility for evaluating the performance of our senior management and determining executive compensation. The Compensation Committee also works with the
     Nominating and Governance Committee and the CEO on succession planning.

- The Board and each committee of the Board performs an annual self‑evaluation.

- We have adopted a Code of Business Conduct and Ethics applicable to all directors, officers, and employees that sets forth basic principles to guide their day‑to‑day activities. The Code of Business Conduct and
     Ethics addresses, among other things, conflicts of interest, corporate opportunities, confidentiality, fair dealing, protection and proper use of company assets, compliance with laws and regulations, including insider trading laws, and reporting illegal or unethical behavior.

- In addition to Envestnet’s regular Board meetings that last approximately two days each, our Board has an annual business review meeting to assess specific areas of our operations and to learn about general trends affecting the wealth management industry. We also provide our directors with the opportunity to attend continuing education programs.

The Board of Directors
Our Board oversees our business and monitors the performance of management. The directors keep themselves up‑to‑date on the Company by discussing matters with the CEO, other key executives and our principal external advisors, such as outside legal counsel, outside auditors, investment bankers and other consultants, by reading the reports and other materials that we send them regularly and by participating in Board and committee meetings.
The Board usually meets seven times per year in regularly scheduled meetings, but will meet more often if necessary. From time to time, the Board has telephonic sessions on various topics. The Board met eleven times, including these telephonic sessions, during 2018. All of our directors attended at least 75% of the aggregate number of meetings of the Board and committees of the Board of which they were a member held while they were in office during the year ended December 31, 2018.
Director Independence
In January 2019, our Board determined that the following directors are independent under the listing standards of the NYSE: Luis Aguilar, Ross Chapin, Gayle Crowell, James Fox, Valerie Mosley, Charles Roame and Gregory Smith. These independent directors constitute substantially more than a majority of Envestnet’s Board. In making its determination of independence, the Board applied the categorical standards for director independence set forth in the NYSE’s rules and therefore determined that no other material relationships existed between us and these directors. The Board also considered the other directorships held by the independent directors and determined that none of these directorships constituted a material relationship with us.

The Committees of the Board

During 2018, we had an Audit Committee, a Compensation Committee, a Compliance and Information Security Committee and a Nominating and Governance Committee.

The Audit Committee
The Audit Committee provides oversight of the integrity of our financial statements and financial reporting process, the system of internal controls, the audit process, the performance of our internal audit program, and the performance, qualification, and independence of the independent auditors.

The Audit Committee is composed entirely of directors who are independent of us and our management, as defined by the NYSE listing standards.

The members of the Audit Committee are currently Mr. Smith (Chairperson), Mr. Chapin, Mr. Fox, and Mr. Roame.

The Board has determined that each member of the Audit Committee satisfies the financial literacy requirements of the NYSE and that Messrs. Chapin, Fox, Roame, and Smith are each audit committee financial experts, as that term is defined under SEC Rules. For additional information about the qualifications of the Audit Committee members, see their respective biographies set forth in “Proposal No. 1: Election of Directors”.

The Audit Committee held seven meetings during 2018.

The Compensation Committee
The Compensation Committee has responsibility for evaluating the performance of the CEO and senior management and determining executive compensation in conjunction with the independent directors. The Compensation Committee also works with the Nominating and Governance Committee and the CEO on succession planning.

The Compensation Committee is composed entirely of directors who are independent of us and our management, as defined by the NYSE listing standards.

The members of the Compensation Committee are currently Mr. Fox (Chairperson), Mr. Chapin, Ms. Crowell, and Mr. Smith.

The Compensation Committee held six meetings during 2018.

The Compliance and Information Security Committee
The Compliance and Information Security Committee provides oversight of our regulatory compliance programs and information technology security framework and reviews, assesses and makes recommendations to our Board regarding such regulatory compliance programs and information technology security framework.

The Compliance and Information Security Committee is composed entirely of directors who are independent of us and our management, as defined by the NYSE listing standards.

The members of the Compliance and Information Security Committee are Ms. Crowell (Chairperson), Mr. Aguilar, Ms. Mosley and Mr. Roame.

The Compliance and Information Security Committee held four meetings during 2018.

The Nominating and Governance Committee
The responsibilities of the Nominating and Governance Committee include identifying individuals qualified to become Board members, recommending director nominees to the Board and developing and recommending corporate governance guidelines. The Nominating and Governance Committee also has the responsibility to review and make recommendations to the full Board regarding director compensation. In addition to general corporate governance matters, the Nominating and Governance Committee assists the Board and its committees in their self‑evaluations.

The Nominating and Governance Committee is composed entirely of directors who are independent of us and our management, as defined by the NYSE listing standards.

The members of the Nominating and Governance Committee are Mr. Roame (Chairperson), Mr. Aguilar, Ms. Crowell, Mr. Fox, Ms. Mosley and Mr. Smith.

The Nominating and Governance Committee held four meetings during 2018.

How are directors compensated?
Each non-employee director received an annual retainer of $170,000. Directors receive $50,000 of the annual retainer in cash and the remaining $120,000 in restricted stock units. Meeting attendance stipends have been eliminated. The Chairperson of our Audit Committee receives an additional annual retainer of $25,000. The Chairpersons of our other committees receive an additional annual retainer of $20,000. The lead independent director receives an additional annual retainer of $30,000. All non-chairperson committee members receive an additional annual retainer of $10,000 for each committee on which they serve. Any such additional annual retainer amounts paid to a director for serving on a committee as a Chairperson or as a member are paid twenty-five percent (25%) in cash and seventy-five percent (75%) in restricted stock units. Effective January 1, 2019, the annual retainer was increased to $190,000, of which $140,000 will be in restricted stock units.
Cash amounts paid to directors are paid quarterly with respect to the pro rata portion of fees earned during that quarter. Equity amounts paid to directors are granted once a year no later than March 31st for the amounts earned during the previous year. With respect to equity awards granted in 2018, restricted stock units fully vest on the first anniversary of the grant.
In addition, all directors who join the Board receive an initial equity grant of $100,000 of restricted stock units.
Each of the directors who joined the Board on March 25, 2016, received a grant of 3,204 restricted stock units on April 26, 2016 which vests over a three-year period. Twenty-five percent (25%) of the total amount vested on the date of the grant, twenty-five percent (25%) vested on April 26, 2017 and twenty-five percent (25%) vested on April 26, 2018. The remaining unvested restricted stock units will vest on April 26, 2019. Ms. Mosley received a grant of 1,801 restricted stock units on October 23, 2018. Twenty-five percent (25%) of the total amount vested on the date of the grant. The remaining unvested restricted units will vest in equal installments on each of the subsequent three anniversaries of the grant date. All equity grants to our non‑employee directors are made pursuant to our 2010 Long‑Term Incentive Plan.
We also reimburse all of our directors for their reasonable expenses incurred in attending meetings of our Board or committees.
What are our stock ownership guidelines for independent directors?
In order to align the interests of the non-employee members of the Board with the long-term interests of our shareholders, all non-employee directors must maintain an ownership level in our common stock equal to or greater than $300,000. Directors have four years to come into compliance with the ownership guidelines. For those persons who were directors when the guidelines were adopted, they need to be in compliance by October 28, 2019. For directors appointed after that time, they have four years from their date of appointment to the Board to come into compliance with the ownership guidelines.

What restrictions do we have with respect to short-term or speculative transactions, hedging or pledging with respect to our securities?
We consider it improper and inappropriate for directors, officers, employees, consultants and temporary contract workers (whom we refer to as “covered persons”) to engage in short-term or speculative transactions in our securities. Consequently, we have adopted a policy that prohibits covered persons from engaging in short sales of our securities (sales of securities that are not then owned), including “sales against the box” (sales with delayed delivery) and in transactions in publicly traded options on our securities (such as puts, calls and other derivative securities) on an exchange or in any other organized market. We also only allow “standing orders” for a brief period of time.
Furthermore, we believe that certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, may result in a misalignment of our interests and the interests of covered persons. Accordingly, we have adopted a policy that prohibits hedging transactions and all other similar forms of monetization transactions. For purposes of this policy, hedging includes the purchase of financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds), or engaging in any other transaction, that hedge or offset, or are designed to hedge or offset, any decrease in the market value of our securities.
Securities held in a margin account or pledged as collateral for a loan may be sold by the broker if a covered person fails to meet a margin call or by the lender in foreclosure if the covered person defaults on the loan. For these reasons, covered persons are prohibited from holding our securities in a margin account or pledging our securities as collateral for a loan unless the covered person clearly demonstrates the ability the repay any obligations arising under the margin account or any loan without resorting to the securities held in the margin account or pledged securities in the case of a loan.

Director Compensation

The following table sets forth the compensation paid to our independent directors in 2018:

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(*)	Stock Awards ($)(*)	Total ($)
Luis Aguilar	56,000	—	125,408	181,408
Ross Chapin	65,750	—	157,145	222,895
Gayle Crowell	58,750	—	131,468	190,218
James Fox	61,500	—	142,158	203,658
James Johnson**	33,544	—	127,501	161,045
Valerie Mosley	—	—	100,000	100,000
Charles Roame	60,500	—	140,009	200,509
Gregory Smith	64,500	—	154,666	219,166

*Restricted stock unit awards were granted on February 28, 2018 with a fair market value of $55.10. Ms. Mosley received restricted stock unit awards upon her appointment to the board with a grant date of October 23, 2018 and a fair market value of $100,000. The amounts reported represent the aggregate grant date fair value during the fiscal year, as calculated under the Financial Accounting Standards Board’s Accounting Codification Topic 718. Under ASC Topic 718, the grant date fair value is calculated using the closing market price of our Common Stock on the date of grant, which is then recognized, subject to market value changes, over the requisite service period of the award.

**Mr. Johnson retired from the Board on May 10, 2018.

Outstanding Unvested Awards

As of December 31, 2018, the following unvested awards were outstanding for each director.

Luis Aguilar	729	options
	3,742	restricted stock units
Ross Chapin	3,046	options
	4,042	restricted stock units
Gayle Crowell	729	options
	3,852	restricted stock units
James Fox	2,724	options
	3,731	restricted stock units
Valerie Mosley		options
	1,351	restricted stock units
Gregory Smith	2,706	options
	3,942	restricted stock units
Charles Roame	2,782	options
	3,516	restricted stock units

What is our Board leadership structure?
The Nominating and Governance Committee of our Board evaluates the Board’s leadership structure on a regular basis.
While the Board does not have a policy with respect to combining or separating the Chairman and Chief Executive Officer positions, under the current Board leadership structure, the positions of Chairman and Chief Executive Officer are combined into one role. Mr. Bergman has served as our Chairman and Chief Executive Officer since 1999. The independent directors of the Board have designated one lead director. The lead director’s responsibilities include, among other things, presiding over all executive sessions of the non‑employee directors, where non‑employee directors meet outside the presence of the management directors, presiding at all other meetings of the Board at which the Chairman is not present, serving as a liaison between the Chairman and the independent directors and discussing with the Chairman all information sent to the Board, including meeting agendas. The other responsibilities of the lead director are determined by the Board from time to time. Ross Chapin has been designated the lead director.
In considering its leadership structure, the Board takes a number of factors into account. Based on its most recent review of the leadership structure, the Board determined that the current structure is appropriate for our Company because it allows for effective evaluation and execution of our strategies and operations management. In addition, a number of Board and committee processes and procedures, including regular executive sessions of non‑employee directors and annual performance evaluations, provide substantial independent oversight of our Chairman and Chief Executive Officer’s performance.
How does the Board oversee risk?
Envestnet’s policies and procedures relating to risk assessment and risk management are overseen by our Board. The Board takes an enterprise‑wide approach to risk management that is designed to support our business plans at a reasonable level of risk. A fundamental part of risk assessment and risk management is not only understanding the risks a company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for our Company. The Board annually approves our business plan, giving consideration to risk management. The involvement of the Board in setting our business strategy is a key part of its assessment of management’s risk tolerance and also a determination of what constitutes an appropriate level of risk for our Company.
The Audit Committee of the Board reviews our policies and practices with respect to risk assessment and risk management and discusses with management our major financial risk exposures and the steps that have been taken to monitor and control such exposures.
The Compensation Committee assesses our executive compensation programs to ascertain any potential material risks that may be created by the compensation program.
In conducting this assessment, the Compensation Committee focused on our incentive compensation programs in order to identify any general areas of risk or potential for unintended consequences that exist in the design of our compensation programs; and to evaluate our incentive plans relative to our enterprise risks to identify potential areas of concern, if any.
The Compensation Committee considered the findings of this assessment of compensation policies and practices and determined that our compensation programs are designed and administered with the appropriate balance of risk and reward in relation to our overall business strategy. The Company's policies and practices are not structured to encourage executives to take unnecessary or excessive risks, and therefore do not create risks reasonably likely to have a material adverse effect on our Company.
The Compliance and Information Security Committee reviews potential risk related to regulatory compliance requirements and reviews and assesses our regulatory compliance programs. The Compliance and Information Security Committee also reviews potential risk related to our information technology systems, including cybersecurity risk, and reviews and assesses our information technology security framework.
How do directors evaluate their performance?
The Board and each committee of the Board conduct a formal annual self‑evaluation to assess the business skills, experience and background represented on the Board and to determine whether the Board and its committees are functioning effectively. During the year, the Nominating and Governance Committee receives input on the Board’s performance from directors and discusses the input with the full Board and oversees the self-evaluation process. The self‑evaluation focuses on whether the Board is operating effectively and on areas in which the Board or management believes that the Board or any of its committees could improve. The self-evaluation may be in the form of written or oral questionnaires or interviews and may be conducted by a third party. Each year the Nominating and Governance Committee discusses and considers the appropriate approach and approves the form of the self-evaluation.

The results of the self-evaluation are reviewed by the Nominating and Governance Committee and summarized for the full Board. Any recommendations for improvement are reviewed and appropriate plans are initiated to address such recommendations by the full Board.
How are directors nominated?
In accordance with its charter, the Nominating and Governance Committee identifies potential nominees for directors from various sources. When reviewing candidates qualifications, the Nominating and Governance Committee considers the relevance of their experience and background as well as their independence, judgment and understanding of our business and related industries. The Nominating and Governance Committee includes a review of the person’s judgment, experience, independence, understanding of our business or other related industries and such other factors as the Nominating and Governance Committee determines are relevant in light of the needs of the Board and our Company. The Nominating and Governance Committee will select qualified candidates and review its recommendations with the Board, which will decide whether to nominate the person for election to the Board at an annual meeting. Between annual meetings, the Board, upon the recommendation of the Nominating and Governance Committee, can approve additions to the Board.

The Board believes that it is important that the Board members represent a diverse mix of viewpoints.  The Nominating and Governance Committee works with the Board to periodically assess the expertise, experience, skills and backgrounds of its directors in light of the needs of the Board, including the extent to which the current composition of the Board reflects a diverse mix of knowledge, experience, skills and backgrounds. The skills and backgrounds collectively represented on the Board should reflect the diverse nature of the business environment in which the Company operates.  In evaluating the suitability of individual Board members, the Board and the Nominating and Governance Committee take into account numerous factors such as the individual’s general understanding of the Company’s business, or aspects thereof, and the industry in which it operates, skills relevant to the success of a publicly traded company, gender, race, education and professional background, including current employment and other Board memberships, and any other factors they consider to be relevant. The Board evaluates each individual in the context of the Board as a whole, with the objective of recommending a group that can best advance the success of the business and represent shareholder interests through the exercise of sound judgment, using its diversity of experience.  Any search firm engaged to assist the Board or the Nominating and Governance Committee in identifying candidates for appointment to the Board is specifically directed to include diverse candidates.  In determining whether to recommend a director for re‑election, the Nominating and Governance Committee also considers the director’s past attendance at meetings and participation in and contributions to the activities of the Board.

The Nominating and Governance Committee annually reviews its own performance. In connection with such self‑evaluation, the Nominating and Governance Committee assesses whether it effectively nominates candidates for director in accordance with the above described standards specified by the corporate governance guidelines. See each nominee’s and director’s biography appearing later in this proxy statement for a description of the specific experiences that each such individual brings to our Board.

The Nominating and Governance Committee will consider a shareholder’s recommendation for directors, but the Nominating and Governance Committee has no obligation to recommend such candidates for nomination by the Board. Assuming that appropriate biographical and background material is provided for candidates recommended by shareholders, the Nominating and Governance Committee will evaluate those candidates by following substantially the same process and applying substantially the same criteria as for candidates recommended by other sources. If a shareholder has a suggestion for candidates for election, the shareholder should mail it to: Corporate Secretary, Envestnet, Inc., 35 East Wacker Drive, Suite 2400, Chicago, Illinois, 60601. No person recommended by a shareholder will become a nominee for director and be included in a proxy statement unless the Nominating and Governance Committee recommends, and the Board approves, such person.

If a shareholder desires to nominate a person for election as director at a shareholders’ meeting, that shareholder must comply with Section 5.2 of our by‑laws, which requires notice not more than 120 days nor less than 90 days in advance of the anniversary of the date of the proxy statement provided in connection with the previous year’s Annual Meeting of Shareholders. This time period has passed with respect to the 2019 Annual Meeting. With respect to the 2020 Annual Meeting, Envestnet must receive such written notice between December 12, 2019 and January 11, 2020. Such notice must describe the nomination in sufficient detail to be summarized on the agenda for the meeting and must set forth:

•As to each person whom the shareholder proposes to nominate for election or re‑election as a director:

•	The name, age, business address and residence address of the person;

•	The principal occupation or employment of the person;

•	The class, series and number of shares of Envestnet common stock that are owned beneficially by the person;

•	Any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to the Exchange Act; and

•	The nominee’s written consent to serve, if elected.

•	As to the shareholder giving the notice:

•	The name and record address of the shareholder;

•	The number of shares of Envestnet common stock that are owned beneficially by the shareholder; and

•
A description of all arrangements or understandings between such shareholder and each person the shareholder proposes for election or reelection as a director pursuant to which such proposed nomination is being made.

Compensation Committee interlock and insider participation
The Compensation Committee of Envestnet’s Board has responsibility for determining the compensation of our executive officers. None of the members of the Compensation Committee is a current or former officer or employee of our Company. None of our executive officers serves on the compensation committee of any company that employs any member of the Compensation Committee.
What is our Related Party transactions approval policy and what procedures do we use to implement it?
Our Board has adopted a written Related Party transactions policy. This policy applies to any transaction, arrangement or relationship (a “Related Party Transaction”), in which we (including any of our subsidiaries) were, are, or will be a participant, the amount involved exceeds $120,000 annually and in which any director, officer, 5% or greater shareholder or certain other related parties or entities (each, a “Related Party”), has a direct or indirect material interest. We refer to these transactions as Related Party Transactions. Under the policy, the Audit Committee considers all of the relevant facts and circumstances in determining whether to approve a Related Party Transaction, including:

•	The benefits to us of the proposed Related Party Transaction;

•
The impact on a director’s independence in the event the Related Party is a director, an immediate family member of a director, or an entity in which a director is a partner, shareholder or executive officer;

•	The creation of an actual or apparent conflict of interest;

•	The availability of other sources for comparable products or services;

•	The terms of the proposed Related Party Transaction;

•	The Related Party’s interest in the transaction; and

•	The terms available to unrelated third parties or to employees generally.
The Audit Committee will approve only those Related Party Transactions that are in, or are not inconsistent with, the best interests of our Company and our shareholders, as the Audit Committee determines in good faith.
The following types of transactions do not require approval or ratification under this policy:

•	Transactions involving the purchase or sale of products or services in the ordinary course of business, not exceeding $120,000;

•	Transactions in which the Related Party’s interest derives solely from his or her service as a director of another corporation or organization that is a party to the transaction;

•
Transactions in which the Related Party’s interest derives solely from his or her ownership of less than 10% of the equity interest in another person (other than a general partnership interest) which is a party to the transaction;

•
Transactions in which the Related Party’s interest derives solely from his or her service as a director, trustee or officer (or similar position) of a not‑for‑profit organization or charity that receives donations from us;

•
Compensation arrangements of any executive officer (other than an individual who is an immediate family member of a Related Party) that have been approved by the Compensation Committee of our Board and that are reported in our annual meeting proxy statement or would be reported if the executive officer were a named executive officer; and

•	Director compensation arrangements that have been approved by our Board and that are reported in our annual meeting proxy statement.

What Related Party transactions did we have in 2018?
During the year ended December 31, 2018, we had no Related Party Transactions.
Indemnification of Directors and Executive Officers
We have entered into agreements to indemnify our directors and certain of our officers in addition to the right to indemnification provided to such persons in our certificate of incorporation and by‑laws. These agreements will, among other things, require us to indemnify these individuals to the fullest extent permitted under Delaware law, including for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts incurred by such person in any action or proceeding, including any action by or in our right, on account of services by any such person as a director or officer of our Company or as a director or officer of any of our subsidiaries, or as a director or officer of any other company or enterprise if any such person serves in such capacity at our request. We also intend to enter into indemnification agreements with our future directors and executive officers.
Did our insiders comply with Section 16(a) beneficial ownership reporting in 2018?
Our executive officers and directors are subject to the reporting requirements of Section 16 of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”). We believe that all of our executive officers and directors complied with all filing requirements imposed by Section 16(a) of the Exchange Act on a timely basis during fiscal year 2018.

PROPOSAL NO. 1: ELECTION OF DIRECTORS
General
Our by-laws divide our Board into three classes with the terms of office of each class ending in successive years. Our by‑laws provide for a minimum of 5 and a maximum of 11 directors and empower our Board to fix the exact number of directors and appoint persons to fill any vacancies on the Board until the next Annual Meeting.
Following the recommendation of the Nominating and Governance Committee, our Board has nominated Valerie Mosley to serve a two-year term to expire at the Annual Meeting in 2021 and Judson Bergman, Anil Arora and Gayle Crowell to each serve a three-year term to expire at the Annual Meeting in 2022 or, in each case, until their respective successors shall have been elected and shall have qualified. Each nominee is currently serving as a director of Envestnet.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THESE NOMINEES AS DIRECTORS OF ENVESTNET.
It is the intention of the persons named as proxies, subject to any direction to the contrary, to vote in favor of the candidates nominated by the Board. We know of no reason why any nominee may be unable to serve as a director. If any nominee is unable to serve, your proxy may vote for another nominee proposed by the Board, or the Board may reduce the number of directors to be elected. If any director resigns, dies or is otherwise unable to serve out his or her term, or the Board increases the number of directors, the Board may fill the vacancy until the Annual Meeting.
We have set forth below information with respect to the nominees for election as directors and the other directors whose terms of office as directors will continue after the Annual Meeting. There are no arrangements or understandings between any director and any other person pursuant to which any director was or is selected as a director or nominee.

Nominee for election for term expiring in 2021 (Class I)

Valerie Mosley
Ms. Mosley, age 59, is CEO of Valmo Ventures, a company that creates, collaborates and invests in companies, assets and efforts that have significant potential to grow, profit and add value to society. Ms. Mosley serves as a board member at Dynex Capital, Inc. and Eaton Vance Funds. Ms. Mosley was Senior Vice President, Partner, Portfolio Manager and Investment Strategist at Wellington Management Company, LLP, a $900 billion global money management firm. Ms. Mosley also chaired the firm’s Industry Strategy Group, which took a long-term perspective to identify trends, headwinds and tailwinds impacting various industries. As a member of several investment strategy groups, Ms. Mosley helped establish investment parameters to which team portfolio managers adhered. Ms. Mosley received her MBA from the University of Pennsylvania and an undergraduate degree from Duke University.

Ms. Mosely’s qualifications to serve on the Board include her experience in the wealth management business and her service as a board member of other companies.

Nominees for election for term expiring in 2022 (Class III)

Judson Bergman
Mr. Bergman, age 62, is the founder of our Company and has served as our Chairman, Chief Executive Officer and a director since 1999. Since founding the Company, he has focused on guiding the Company’s strategy and overseeing its organizational and business development. Prior to founding our Company, Mr. Bergman was the Managing Director for Mutual Funds at Nuveen Investments, where he was responsible for the profitable growth of the firm’s mutual fund business and also served on the firm’s Investment Management Committee. He also directed Nuveen’s product and corporate development activity, where he helped build the firm’s closed-end fund business, led the development and growth of Nuveen’s separately managed accounts business and helped guide the firm’s expansion into asset classes beyond municipal investments. Mr. Bergman received his MBA in finance and accounting from Columbia University and received an undergraduate degree from Wheaton College.

Mr. Bergman has extensive familiarity with the financial services industry acquired through his years with the Company and his experience at Nuveen, as well as his education in finance and accounting.

Anil Arora
Mr. Arora, age 58, served as a director since November 2015 and as Vice Chairman of our Company, and Chief Executive of Envestnet | Yodlee from November 2015 until February 2019. Mr. Arora is continuing to serve as a member of our Board of Directors. Prior to then, he was President and Chief Executive Officer and a director of Yodlee, Inc. since February 2000. Mr. Arora served as the Chairman of the board of directors of Yodlee, Inc. from March 2014 through November 2015. Prior to joining Yodlee, from June 1998 to February 2000, Mr. Arora served in various positions with Gateway, Inc., a computer hardware manufacturer which was acquired by Acer Inc. in October 2007, most recently as Senior Vice President, Gateway Internet and prior to that as Chief Marketing Officer with global responsibility for Gateway. From April 1995 to May 1998, Mr. Arora served in various positions for The Pillsbury Company, a subsidiary of General Mills, Inc. a manufacturer and marketer of branded consumer foods, including as Vice President, strategy and marketing for North America and vice president, general manager for Progresso. From June 1984 to April 1995, Mr. Arora served in various brand management and corporate strategy and operations roles for Kraft Foods Group, Inc., a manufacturer and marketer of leading branded consumer foods. Mr. Arora currently serves on the board of directors of Conagra Brands, Inc., a manufacturer of food products. Mr. Arora holds a MBA from the University of Michigan and an undergraduate degree in business administration from Rockford College.

Mr. Arora’s qualifications to serve on our Board include his experience in the technology industry and the operational insight and expertise he accumulated as President and Chief Executive Officer of Yodlee, Inc.

Gayle Crowell
Ms. Crowell, age 68, was appointed to the Company’s Board effective March 29, 2016. Prior to that she served as lead independent director of Yodlee, Inc. from March 2014 and as a member of the Yodlee, Inc. board of directors from July 2002 until November 19, 2015, when Yodlee, Inc. was acquired by the Company. Ms. Crowell served as an operational business consultant for Warburg Pincus LLC, a private equity firm, from June 2001 to January 2019. From January 2000 to June 2001, Ms. Crowell served as president of Epiphany, Inc., a developer of customer relationship management software which was acquired by SSA Global Technologies, Inc. in September 2005. Ms. Crowell currently serves on the board of directors of Dude Solutions Inc., a provider of facilities maintenance software, and was recently appointed to the board of directors of Hercules Capital, a specialty finance company, effective February 4, 2019. Ms. Crowell received an undergraduate degree in education from the University of Nevada at Reno.

Ms. Crowell’s qualifications to serve on our Board include her experience as a senior executive and director of a public company and her experience in the technology industries.

Directors whose terms of office will continue after this meeting

Directors whose terms expire in 2020 (Class II)
Luis Aguilar
Mr. Aguilar, age 65, was appointed to the Company’s Board effective March 29, 2016. Mr. Aguilar was a Commissioner at the U.S. Securities and Exchange Commission from July 2008 through December 2015. Prior to his appointment as an SEC Commissioner, Mr. Aguilar was a partner with the international law firm of McKenna Long & Aldridge, LLP (subsequently merged with Dentons US LLP), specializing in corporate and securities law. Mr. Aguilar's previous experience includes serving as the general counsel, head of compliance, Executive Vice President and Corporate Secretary of Invesco, Inc. with responsibility for all legal and compliance matters regarding Invesco Institutional. While at Invesco, he was also Managing Director for Latin America and president of one of Invesco’s broker-dealers. His career also includes tenure as a partner at several prominent national law firms: Alston & Bird LLP; Kilpatrick Townsend & Stockton LLP; and Powell Goldstein Frazer & Murphy LLP (subsequently merged with Bryan Cave LLP). He began his legal career as an attorney at the U.S. Securities and Exchange Commission.

Mr. Aguilar represented the Commission as its liaison to both the North American Securities Administrators Association and to the Council of Securities Regulators of the Americas. He also served as the sponsor of the SEC's first Investor Advisory Committee.

Mr. Aguilar serves as a director of Donnelley Financial Solutions, Inc. and MiMedx Group, Inc., and has been a Principal in Falcon Cyber Investments, an investment firm exclusively focused on cyber security investment, since January 2016.

Mr. Aguilar is a graduate of the University of Georgia School of Law, and also received a master of laws degree in taxation from Emory University. He had earlier earned an undergraduate degree from Georgia Southern University.

Mr. Aguilar’s experience as an SEC Commissioner and his extensive experience in corporate, securities and compliance matters, especially as they apply to investment advisers, investment companies and broker-dealers, contribute to his qualifications to serve on our Board.

Ross Chapin
Mr. Chapin, age 66, has served as a director of our Company since 2001. Mr. Chapin retired as a Managing Director in October 2018 of Parametric Portfolio Associates LLC, a provider of structured portfolio management, which he joined as a senior executive in October 2005. Prior to Parametric, Mr. Chapin co‑founded Orca Bay Partners, a private equity firm, in 1998. Mr. Chapin received an MBA from Columbia University in finance and accounting, and an undergraduate degree from Denison University.

Mr. Chapin has broad knowledge of the financial services industry and financial products acquired through his experience at Parametric. In addition, the Board benefits from Mr. Chapin’s experience with a broad range of companies and industries acquired as a result of the review and analysis of investments by Orca Bay Partners and his education in finance and accounting.

James Fox
Mr. Fox, age 67, has served as a director of our Company since 2015. Mr. Fox most recently retired as Non Executive Chairman of FundQuest, Inc., upon its acquisition by the Company, effective December 2011 after serving in that role since September 2010 and, prior to that, as President and Chief Executive Officer starting in October 2005. Mr. Fox has over 30 years of senior executive experience with The BISYS Group, Inc. and First Data Corporation starting in 1989. Mr. Fox currently serves on two additional boards in different industries. He is a Director and Chairman of the Audit Committee for kgb, Inc. and a Director of Ultimus Fund Solutions, LLC. Mr. Fox has previously served as a board member of several public and private companies.

Mr. Fox participated in the Advanced Management Program at the Wharton School of the University of Pennsylvania. He earned his MBA in Finance from Suffolk University and his undergraduate degree in economics from the State University of New York.

Mr. Fox’s qualifications to serve on our Board include his extensive experience in the business and financial services industry, financial reporting and his knowledge gained from service on the boards of various other companies.

Directors whose terms expire in 2021 (Class I)
Charles Roame
Mr. Roame, age 53, has served as a director of our Company since 2011. Mr. Roame is a private investor and advisor to dozens of worldwide CEOs in the financial services and fintech markets. Mr. Roame also serves as a board member at Edelman Financial Engines (and the related affiliates of Hellman & Friedman, which owns the majority of Edelman Financial Engines), as a board member of OneK Financial (DBA FacetWealth) and as a trustee for the SA Funds (where he chairs the Nominating & Governance Committee and serves on the Audit Committee). Mr. Roame has also served as the Managing Partner of Tiburon Strategic Advisors, LLC, a provider of research, strategy consulting and other related services primarily to financial services firms, and the Tiburon Partners Fund, since 1998. Tiburon has published over 1,900 industry research papers, served hundreds of financial services companies and hosts the semi-annual Tiburon CEO Summits. Mr. Roame received his MBA from the University of Michigan and an undergraduate degree from Michigan State University.

Mr. Roame’s qualifications to serve on our Board are primarily based on his industry experience.

Gregory Smith
Mr. Smith, age 55, has served as a director of our Company since 2015. Mr. Smith currently is an Executive‑in‑Residence and Lecturer at the University of Wisconsin‑Milwaukee’s Lubar School of Business, as well as Managing Partner of Barnett Management Advisors, LLC. Prior to joining the University of Wisconsin‑Milwaukee, Mr. Smith served as Senior Vice President and Chief Financial Officer of the Marshall & Ilsley Corporation and M&I Bank from 2006 until the company’s sale to BMO Harris Bank in 2011. Prior to joining Marshall & Ilsley, Mr. Smith held progressively senior roles during a 16 year Wall Street investment banking career, including six years as a Managing Director. He is currently a Director and Vice Chairman of the Church Mutual Insurance Company and its subsidiary CM Vantage Specialty Insurance Company. He is also a board member of the University School of Milwaukee and the Milwaukee Symphony Orchestra. He served as a Trustee of the Milwaukee County Pension Fund in 2014 and 2015. Mr. Smith is an honors graduate of both Princeton University, where he received an undergraduate degree and The University of Chicago where he received an MBA. More recently, he has been recognized as a Board Leadership Fellow by the National Association of Corporate Directors.

Mr. Smith’s extensive experience in accounting, liquidity, budgeting and forecasting, treasury, capital management, tax and mergers and acquisitions and his knowledge gained from service on the boards of various other companies contribute to his qualifications to serve on our Board.

INFORMATION ABOUT OUR COMMON SHARE OWNERSHIP
How much stock is owned by directors and executive officers?
The following table sets forth information, as of March 15, 2019, regarding the beneficial ownership of our common stock by our current directors, our Named Executive Officers (as defined in “Executive Compensation - Compensation Discussion and Analysis” below) and by our directors and executive officers as a group. Unless otherwise indicated, the named individual has sole voting and investment power over the common stock under the column “Shares Held.”

Name	Shares Held	Options Exercisable within 60 Days (1)	Unvested RSUs Vesting within 60 Days (2)	Total Beneficial Ownership	Beneficial Ownership Percentages
Judson Bergman (3)	746,153	423,669	47,713	1,217,535	2.47%
William Crager (4) (5)	217,149	251,267	19,766	488,182	1.00%
Scott Grinis	202,166	101,117	4,058	307,341	*
Peter D’Arrigo	48,729	139,846	12,046	200,621	*
Anil Arora (6)	62,773	20,000	3,250	86,023	*
Ross Chapin	46,480	28,323	225	75,028	*
Charles Roame (7)	17,985	22,953	184	41,122	*
Gayle Crowell (8)	6,404	1,161	934	8,499	*
Gregory Smith	15,594	6,004	215	21,813	*
James Fox	13,297	6,033	219	19,549	*
Luis Aguilar	9,359	1,161	934	11,454	*
Valerie Mosley	2,199	—	—	2,199	*
All Directors and Executive Officers as a Group	1,388,288	1,001,534	89,544	2,479,366	4.97%

*Denotes beneficial ownership of less than one percent.

(1)	Includes options vested and exercisable within 60 days of March 15, 2019.

(2)
Includes restricted stock units vesting within 60 days of March 15, 2019, which includes 41,667 performance shares, 16,667 performance shares, and 10,000 performance shares for Mr. Bergman, Mr. Crager and Mr. D’Arrigo respectively.

(3)	Includes 135,250 shares held as security in a margin account.

(4)	Includes 100 shares indirectly held by Mr. Crager’s wife.

(5)	Includes 100,000 shares held as security in a margin account.

(6)	Includes 272 shares held by two trusts in which Mr. Arora is a trustee.

(7)	Includes 13,038 shares held by a trust in which Mr. Roame is the trustee and 3,165 shares indirectly held by Tiburon Strategic Advisors, LLC, of which Mr. Roame is Managing Partner.

(8)	Includes 2,519 shares held by a trust in which Ms. Crowell is a trustee and beneficial owner.

Which shareholders own more than 5% of our common stock?
The following table shows all persons we know to be direct or indirect owners of more than 5% of our common stock as of the close of business on March 15, 2019, unless otherwise indicated. Our information is based on reports filed with the SEC by each of the firms listed in the table below. You may obtain these reports from the SEC.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class
BlackRock Inc. (1)	5,662,492	11.6%
55 East 52nd Street
New York, NY 10022
The Vanguard Group (2)	4,025,284	8.3%
100 Vanguard Blvd.
Malvern, PA 19355
Janus Henderson Group PLC (3)	3,572,926	7.3%
201 Bishopgate
EC2M 3AE, United Kingdom
Wells Fargo & Company (4)	3,350,550	6.9%
420 Montgomery Street
San Francisco, CA 94104

(1)
Based on Amendment #3 Schedule 13G filed by BlackRock, Inc. (“Blackrock”) on February 11, 2019, reporting the amount of securities beneficially owned as of December 31, 2018, BlackRock reported sole voting power with respect to 5,539,130 shares and sole dispositive power with respect to 5,662,492 shares.

(2)
Based on Amendment #4 to Schedule 13G filed by The Vanguard Group (“Vanguard”) on February 11, 2019, reporting the amount of securities beneficially owned as of December 31, 2018, Vanguard reports sole voting power with respect to 93,036 shares, shared voting power with respect to 5,827 shares, sole dispositive power with respect to 3,931,148 shares, and shared dispositive power with respect to 94,136 shares.

(3)
Based on Amendment #1 to Schedule 13G filed by Janus Henderson Group PLC (“Janus Henderson Group”) on February 12, 2019, reporting the amount of securities beneficially owned as of December 31, 2018, Janus Henderson Group reported shared voting and shared dispositive powers with respect to 3,572,926 shares.

(4)
Based on Amendment #7 to Schedule 13G filed by Wells Fargo & Company and certain of its subsidiaries (“Wells Fargo”) on January 22, 2019, reporting the amount of securities beneficially owned as of December 31, 2018, Wells Fargo reported sole voting power with respect to 65,625 shares, shared voting power with respect to 2,857,805 shares, sole dispositive power with respect to 65,625 shares, and shared dispositive power with respect to 3,284,925 shares.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis (“CD&A”)
This section describes the compensation program for the 2018 Named Executive Officers (“NEOs”) and the compensation changes implemented by the Compensation Committee for fiscal year 2018. The NEOs for 2018 include:

Named Executive Officers for 2018

Name	Title
Judson Bergman	Chief Executive Officer (“CEO”) and Chairman of the Board
Anil Arora	Chief Executive, Envestnet | Yodlee
William Crager	President
Peter D’Arrigo	Chief Financial Officer (“CFO”)
Scott Grinis	Chief Technology Officer

The titles in the table above reflect positions held by the NEOs as of the end of 2018.

Leadership Changes

On January 9, 2019, Envestnet announced organizational changes to drive innovation and continued growth. Pursuant to those changes, the Company aligned its operations into two business units. Bill Crager, President of Envestnet assumed the position of Chief Executive of Envestnet Wealth Solutions, which includes Envestnet Enterprise, Envestnet Tamarac and Envestnet Retirement Solutions. Stuart W. DePina assumed the role of Chief Executive of Envestnet Data & Analytics, which includes Envestnet Yodlee. Mr. Crager and Mr. DePina continue to report to Jud Bergman, Chairman and Chief Executive Officer of Envestnet. Concurrent with this reorganization, Anil Arora stepped down as Vice Chairman of Envestnet and Chief Executive of Envestnet Yodlee, effective February 28, 2019. Mr. Arora continues to serve as a director of Envestnet and is entitled to compensation as a non-employee director of Envestnet, Inc. beginning on the first day of the first full calendar quarter after the one-year anniversary of his termination date.

This CD&A section includes the following topics:

Company Overview
Envestnet is a leading provider of intelligent systems for wealth management and financial wellness. Envestnet's unified technology enhances advisor productivity and strengthens the wealth management process. Envestnet empowers enterprises and advisors to more fully understand their clients and deliver better outcomes.
Founded in 1999, Envestnet has been a leader in helping transform wealth management, working towards its goal of building a holistic financial wellness network that supports enterprises, advisors and their clients.

Through a combination of platform enhancements, partnerships and acquisitions, Envestnet uniquely provides a financial network connecting software, services and data, delivering better intelligence and enabling its customers to drive better outcomes.

Highlights of 2018 and Long-Term Performance
Overall Envestnet achieved solid performance in 2018 demonstrated by strong growth in revenue (19%). GAAP net income of $4.0 million and GAAP net income per diluted share of $0.12 improved significantly from 2017 due to the strong revenue growth and management of operating expenses. Adjusted EBITDA and adjusted net income per diluted share grew at 22% and 47%, respectively. These results exceeded our long-term growth targets and were supported by the accomplishment of key strategic objectives critical to our future growth. Revenue and adjusted EBITDA are important value drivers for our business as we look to grow while maintaining profitability.
Our results were strong across our business, with the Envestnet segment, which includes our Enterprise and Tamarac wealth management offerings, growing revenue 20% over the prior year. The Yodlee segment performed equally well, growing revenue 15%. Both segments also expanded profit margins meaningfully.
Financial Performance 2018 vs. 2017

Adjusted EBITDA and adjusted net income per diluted share are non-GAAP measures. Please see Appendix A for a discussion and reconciliation to the most directly comparable GAAP measure.
Strategic Accomplishments

•	Wealth platform number of advisors increased by 30,289 representing a 46% year-over-year increase.

•	Wealth platform total accounts increased by 3.9 million representing a 56% year-over-year increase.

•	Wealth platform assets increased by $1.1 trillion representing a 62% year-over-year increase.

•	Signed and onboarded new enterprise customers, including cross-sell synergies with our Yodlee business.

•
Completed the acquisition of FolioDynamix (closed on January 2, 2018) a provider of integrated wealth management technology solutions. This acquisition, our sixth significant transaction since 2010, expands our industry footprint, allowing us to further leverage our operating scale and data analytics capabilities as we continue to build the financial wellness network and help our clients deliver better outcomes.

5 Year Performance
In 2018, we continued to build on our proven record of innovation and growth. We experienced robust revenue growth, and increased our market share in the growing $21.3 trillion advisor marketplace. We now serve 31% of independent advisors and 40% of large RIAs (those with over $1 billion in assets under management). Envestnet’s 2018 performance continues to demonstrate our ability to build sustained core growth across all our key metrics and to achieve our long-term strategic goals. Additionally, our cumulative total shareholder return for the last 5 years was 22% and has exceeded that of the Russell 2000 Index of 16%.
While our GAAP Net Income (Loss) varied from year-to-year, our non-GAAP performance, which adjusts primarily for non-cash and non-recurring expenses, was strong and continued to improve, as illustrated below.

	FY2013 ($)	FY2014 ($)	FY2015 ($)	FY2016 ($)	FY2017 ($)	FY2018 ($)
GAAP Net Income (Loss) in Thousands	3,660	13,979	4,436	(55,567)	(3,280)	4,010
GAAP Net Income (Loss) per Share	0.10	0.38	0.12	(1.30)	(0.08)	0.12

Adjusted EBITDA and adjusted net income per diluted share are non-GAAP measures. Please see Appendix A for a discussion and reconciliation to the most directly comparable GAAP measure.
Shareholder Engagement
Envestnet’s current executive compensation program is reflective of a comprehensive evaluation by the Compensation Committee and management, and includes the feedback and perspectives of shareholders. In 2018 Envestnet’s compensation program received support from 97% of votes cast. In the last year, we reached out to shareholders representing approximately 76% of our outstanding shares, and received feedback from shareholders representing approximately 29% of our outstanding shares. Each discussion with our shareholders was interactive and constructive. We also engaged with proxy advisory firms to gain insight into their views on our executive compensation programs. Our Committee and management will continue to reach out to our shareholders on an annual basis.
Based on the feedback we received from our shareholders in 2018 and 2019 and our internal review of our programs, several changes to our program and processes were implemented for fiscal year 2018, as highlighted below. The Compensation Committee is committed to engaging with shareholders on executive compensation and making pay program changes that are directly responsive to shareholder feedback and that enhance alignment of our program with the Envestnet business strategy.

•	Enhanced the structure of the Annual Incentive Plan (“AIP”) in 2018 based on pre-established goals weighted heavily on Company performance, with a small portion tied to individual performance.

•
Implemented a Performance Share Unit (“PSU”) program which adds a three-year Company performance-based component to the long-term program. This program will only reward executives if pre-established performance goals are achieved after the three-year performance period.

•	Selected performance measures that provide a balanced view of results in the PSU program. The measures drive top line growth, profitability and relative total shareholder return (“TSR”) focus.

•	Adopted a clawback policy on incentive awards for all Section 16 officers.

•	Introduced stock ownership guidelines for NEOs.

Envestnet’s Compensation Philosophy and Guiding Principles
Our Company’s philosophy is to attract and motivate employees and provide them with competitive, performance-based compensation that encourages achievement of results that create long-term shareholder value. Our total rewards practices are aligned with the market, consistent with our risk profile and reflective of solid governance practices. The following principles are the basis for our executive compensation program and align pay with performance and shareholder interests:

•	Compensation is aligned against clearly articulated goals and results.

•	We reward performance consistent with our long-term business strategy and aligned with long-term shareholder value creation.

Compensation Decision Process and Decisions 2018
In the first quarter of each year, the Compensation Committee and management consider the performance for the prior fiscal year when determining annual cash bonuses as well as equity awards for the NEOs. The stock-based awards granted in the first quarter of each year are made for performance in the prior year and therefore the stock-based awards granted in 2019 are considered part of 2018 compensation.
As discussed above, overall Envestnet performance was strong in 2018 as reflected in our above expectations revenue and adjusted EBITDA performance relative to our long-term strategic plan. Individual contributions by each of our NEOs were also significant, as further described in the Annual Incentive Plan ("AIP") section of this CD&A. Incentive compensation decisions for 2018 are reflective of strong corporate performance and significant individual contributions.
To manage the total potential dilution from stock-based awards to executives and other employees, the number of shares granted each year are adjusted up or down based on prior year performance. The actual grant date value of such award will vary depending on the stock price on the date of grant.
The Compensation Committee also considered market data for relevant positions. Total compensation decisions for the CEO and other NEOs were compared to the proxy peer group (described in detail on page 26) and market data for relevant positions. Overall, the total compensation for the CEO and on average for other NEOs was between the 25th percentile and the median of the peer group and market, with variation by position.
Based on this process, the Committee approved the following compensation decisions in 2019 for 2018 performance. This table reflects how the Compensation Committee makes compensation decisions and is not intended to replace the Summary Compensation Table information provided on page 30:

Name	2018 AIP and Bonus (Paid in 2019)	Number of RSUs Granted in 2019 (for 2018 performance)	Number of PSUs Granted in 2019 (for 2018 performance)	Total Number of Units (1)
Judson Bergman	700,000	23,891	23,891	47,782
Anil Arora	—	—	—	—
William Crager	550,000	15,981	15,981	31,962
Peter D’Arrigo	375,000	8,687	8,687	17,374
Scott Grinis	248,000	4,462	4,462	8,924

(1)	Grant date values: Mr. Bergman $2,994,319; Mr. Crager $2,002,939; Mr. Grinis $559,234; Mr. D’Arrigo $1,088,763.

Role of Compensation Committee and Management
The Compensation Committee has responsibility to oversee and approve executive compensation programs at Envestnet. At the beginning of each year, the Compensation Committee approves the components of compensation for the NEOs, the individual performance goals for the Chief Executive Officer, and sets the performance goals for any related compensation programs.
At the end of the year, the Compensation Committee conducts an in-depth review of overall Company results and the CEO’s performance relative to the identified goals. The CEO provides an overview of the performance of each of the other NEOs to the Compensation Committee and presents his compensation recommendations. The Compensation Committee exercises its discretion to make changes to any recommendations made by the CEO and approves all compensation decisions for the NEOs with the objective of ensuring that compensation delivered is aligned with the achieved performance results. Compensation decisions for the CEO are made by the Compensation Committee based on its assessment of Company results and his individual performance.
The Compensation Committee retained Compensation Advisory Partners (“CAP”) to assist the Compensation Committee with the review of the executive compensation programs. CAP worked with the Compensation Committee to develop a peer group and provided the data on executive compensation design practices and pay levels among those peer companies.

What We Do and What We Don’t Do
Our Compensation Committee believes that our compensation practices are key to furthering our compensation principles and ensuring sound governance practices.

What We Do	What We Don’t Do
✓  Pay for Performance by basing a substantial part of NEOs compensation on company and individual performance, including PSUs
✓  Conduct annual outreach with investors and an annual say-on-pay advisory vote
✓  Strong emphasis on long term equity compensation; majority of CEO pay is in the form of equity compensation
✓  Retain an independent compensation consultant
✓  Maintain a clawback policy on incentive awards
✓  Require stock ownership (as a multiple of base salary) for NEOs (guidelines on page 28)

✗  No single trigger vesting of equity awards following a change in- control
✗   No excise-tax “gross-ups”
✗   No Supplemental Executive Retirement Plan (“SERP”)
✗   No re-pricing of underwater stock options
✗   No excessive perquisites
✗   No hedging of company's securities by employees

Peer Group
In 2017, the Compensation Committee adopted a 14-company peer group to provide a market reference point on executive compensation practices and pay levels. The peer group was developed with the assistance of the Committee’s independent consultant based on the following criteria:

•	Companies that operate in similar businesses to Envestnet, including technology/software services.

•	Companies with which we compete for business, talent and investor dollars as defined by industry and business mix.

•	Company size defined by revenue and market capitalization.
The Committee did not make changes to the peer group for 2018 other than excluding DST Systems, which was acquired and Financial Engines, Inc., which is no longer a public company. The peer group is fully vetted every other year to determine if companies should be added or removed. The next review will occur in 2019.
The Compensation Committee uses peer group data as one input when determining pay levels and also considers company and individual performance, individual contributions and role criticality in their deliberations. Envestnet’s revenue and market capitalization is between the 25th percentile and median of the peer group listed below and the Compensation Committee took the size positioning into account when reviewing compensation levels for NEOs.

Peer Company Name
Blucora, Inc	MarketAxess Holdings Inc.	SS&C Technologies Holdings, Inc.
Cornerstone OnDemand, Inc.	Morningstar, Inc.	The Ultimate Software Group, Inc.
FactSet Research Systems Inc.	MSCI Inc.	WageWorks, Inc.
Fair Isaac Corporation	SEI Investments Co	Workday, Inc.

The Compensation Committee used the peer group to review executive compensation design practices and pay levels for its NEOs. In addition, it also reviewed data from third party surveys, particularly technology firms, to obtain a broad view of the competitive marketplace for talent. A summary of the data was provided to the Compensation Committee by its independent consultant as a reference in evaluating compensation for Envestnet positions.

Compensation Components Offered to our NEOs
The following table provides a description of each compensation component offered to our NEOs:

Compensation Component	Purpose	Performance Alignment	Basis	Term
Base Salary	Attracts & retains NEOs with a market competitive level of fixed compensation.	Individual Performance	Fixed	Short-Term
Annual Incentive Plan (“AIP”)	Aligns compensation with annual company results.	Company & Individual Performance	Variable	Short-Term
Restricted Stock Units (“RSUs”)	Provide employees with company stock to maintain retention.	Company Performance	Variable	Long-Term
Performance Stock Units (“PSUs”)	Aligns compensation to the long-term business objectives designed to create shareholder value.	Company Performance	Variable	Long-Term
Base Salary. In 2018, none of the NEOs received base salary increases (as shown in the Summary Compensation Table on page 30). NEO base salary will be reviewed as part of the annual compensation process in early 2019.
Annual Incentive Program (“AIP”).  In 2018, the Compensation Committee approved an annual incentive plan for NEOs and other executives to encourage achievement of our near term objectives. The plan rewards executives based on a combination of Company and individual goals. Company performance is measured based on Revenue, Adjusted EBITDA and Adjusted EPS. Individual and team performance assessment included cross-sell revenue synergies, efficiencies and other goals specific to roles.
To determine 2018 payments under the AIP, the Committee evaluated Company performance against the pre-established financial goals (as described below).

The Company performance reflects 75% of the annual incentive and was achieved at 101% of target.

	Metric Weighting	Threshold ($)	Target ($)	Maximum ($)	2018 Actual ($)	Payout by Metric
Revenue ($mil.)	35%	750.00	805.00 - 835.00	875.00	812.40	90%
Adjusted EBITDA ($mil.)	20%	128.90	151.00 - 156.00	164.00	157.50	111%
Adjusted EPS	20%	1.31	1.75 - 1.91	2.00	1.92	111%
Individual/Team Performance Evaluation	25%	Based on Individual Assessment
Payout as % of Target		50%	90% - 110%	125%

For each NEO, the compensation committee evaluated their individual and team performance against the metrics described above for 2018. The performance percentage for such metric assigned to each executive was above 100% and up to 125% based on such assessment, which, when combined with the results of the financial metrics, resulted in the payments noted in the table below to each of the NEOs. Additionally, as a result of its review of total compensation relative to the Peer Group and the importance of retention in light of the announced organizational changes, the compensation committee approved additional discretionary payments to Mr. Bergman and Mr. Crager as noted in the table below.

Based on 2018 Company performance and NEO accomplishments, the Compensation Committee approved the following AIP and bonus payments.

	Target AIP ($)	AIP Payout ($)	Payout as % of Target	Additional Payment ($)	Total AIP and Bonus Payment ($)
Judson Bergman	600,000	642,900	107%	57,100	700,000
Anil Arora (1)	433,373	—	—	—	—
William Crager	500,000	535,750	107%	14,250	550,000
Peter D’Arrigo	350,000	375,000	107%		375,000
Scott Grinis	242,000	248,050	103%		248,050

(1) Mr. Arora did not receive a specific payment for his 2018 AIP grant. Instead, as part of his negotiated separation agreement previously filed as part of a Form 8-K by Envestnet, Mr. Arora received a cash severance payment in exchange for a release of claims and his agreement to comply with certain restrictive covenants.

Equity Awards. Our practice is to grant equity awards annually to eligible employees, including NEOs, to recognize performance, to align equity participants with the interests of our shareholders and to retain top talent. Long-term equity incentive awards represent a significant portion of the NEOs total compensation. For the CEO and on average for other NEOs, equity awards represent approximately 70% and 60% respectively, of annual compensation. In 2018, NEOs generally received PSUs and RSUs as part of their equity awards. Equity grants are awarded under the Envestnet shareholder approved plans.

Of the total number of equity awards granted to the NEOs in 2018, 65%-75% of the total were delivered in RSUs and 25%-35% of the total were delivered in PSUs.

RSUs vest over three years, with one third (1/3) of the award vesting on the first anniversary of the grant date and one twelfth (1/12) of the award vesting on each three-month anniversary for the following two years. In 2018, the Compensation Committee adopted PSUs, a new equity vehicle that is intended to reward participating executives, including all NEOs, if specific 3-year (2018-2020) Company and market performance goals are achieved. The PSUs are based on four equally weighted metrics, as described below, and the final number of shares earned under the plan, if any, will vary based on the degree of achievement on each metric. The maximum number of PSUs that can be earned will be 150% of the target award. Dividends are accrued and are only paid to the extent shares are earned.

Metric	Metric Weighting	Threshold	Target	Maximum
Revenue Growth (CAGR*)	25%	8%	14%	20%
Adjusted EBITDA Growth (CAGR)	25%	10%	16%	22%
Adjusted EPS Growth (CAGR)	25%	10%	16%	22%
Relative TSR compared to Russell 2000 Index Constituents	25%	35th Percentile	Median	75th Percentile
Payout as % of Target		50%	100%	150%

* Compound Annual Growth Rate
Revenue, EBITDA and EPS growth were selected for the PSU program as they are important measures of top-line and bottom-line results. While some of the metrics overlap with the annual incentive plan, the PSUs are measured over a three-year period, focusing executives on sustained multi-year results. Relative TSR was selected for its alignment with shareholders. No PSUs will be earned if achievement is below the threshold level.
The Committee determined to continue using PSUs for the 2019-2021 performance period and increased the weighting of PSUs to 50% of total long-term incentives granted in 2019 to NEOs.

Benefits and Perquisites
We provide the following benefits to our executives on the same basis as provided to all of our employees:

•	Health, dental and vision insurance;

•	Life insurance;

•	Medical and dependent care flexible spending account;

•	Short and long-term disability, accidental death and dismemberment;

•	A 401(k) plan, with company match; and

•	A college scholarship plan for employees’ children.
We believe our benefits package is consistent with companies with which we compete for talent.  In addition to the benefits described above, our NEOs receive certain limited perquisites. Perquisites available to NEOs include an allowance for parking and car and an allowance for health and wellness activities.
Stock Ownership Guidelines
The Company believes that requiring executive ownership in our common stock creates alignment between executives and shareholders and encourages executives to act to increase shareholder value. In October 2018, the Company established stock ownership guidelines for its Named Executive Officers (“NEOs”). The stock ownership guidelines for the NEOs are as follows:

•	The CEO is required to hold shares of common stock of the Company with a value equal to at least 6x his base salary; and

•	All other NEOs are required to hold shares of common stock of the Company with a value equal to at least 3x base salary.

    These guidelines must be met within five years of becoming an NEO or assuming a new position and are reviewed annually by the Board. As of December 31, 2018, all NEOs subject to these guidelines were in compliance.
NEOs are required to hold exercised option shares and other stock awards until ownership requirements are met. NEOs who fail to achieve these ownership levels will not be eligible to sell shares until they comply with the guidelines.
Shares owned directly by the NEO (including those held as a joint tenant or as tenant in common), RSUs (vested and unvested), shares owned in a self-directed IRA and certain shares owned or held for the benefit of a spouse or minor children are counted toward meeting the guidelines.
Stock options (whether vested or unvested) and performance share awards are not counted toward meeting the ownership guidelines.
Compensation Recoupment (“Clawback”) Policy
In January 2018, the Compensation Committee adopted a compensation clawback policy, which provides that in the event a “covered person” engages in fraud or other intentional misconduct that is materially related to a restatement of our financial statements or that results in material financial or reputational harm to the Company, the Compensation Committee would determine, in its discretion, whether any unsettled incentive awards held by the Covered Officer would be forfeited or any previously settled incentive awards held by such person would be required to be repaid to the Company. For purposes of the clawback policy, a “covered person” is any person who is an “officer” (as that term is defined in Section 16 of the Exchange Act), as well any other officer of the Company designated by the Compensation Committee.
Impact of Tax Treatments on Compensation
Code Section 162(m) limits the deductibility of annual compensation in excess of $1 million paid to “covered employees” (as defined by Code) of the Company, unless the compensation satisfied an exception, such as the exception for performance-based compensation. Performance-based compensation generally includes only payments that are contingent on achievement of performance objectives, and excludes fixed or guaranteed payments.
On December 22, 2017, the Tax Cuts and Jobs Act ("the Act") was enacted, which, among other things, repealed the performance-based compensation exception and expanded the definition of covered employee. The changes to Section 162(m) are effective for taxable years beginning after December 31, 2018. The Act includes a transition rule so that these changes do not apply to compensation paid pursuant to a “binding written contract” that was in effect on November 2, 2017 and that was not materially modified on or after such date.
Because of the performance-based compensation exception repeal, amounts paid pursuant to a contract effective after November 2, 2017 will not be deductible as performance-based compensation, and the Compensation Committee will not need to consider the requirements of the performance-based compensation exception when considering the design of any such future contracts as part of our compensation program. For amounts paid under contracts in effect on November 2, 2017 that were intended to constitute performance-based compensation, the Compensation Committee will continue to consider the performance-based compensation exception when making determinations of performance under those contracts.
The Act also expands the definition of covered employee. For 2018, our covered employees included the CEO and other NEOs (but not the CFO) who were executive officers as of the last day of our fiscal year. For 2019 and after, our covered employees will generally include anyone who (i) was the CEO or CFO at any time during the year, (ii) was one of the other NEOs who was an executive officer as of the last day of the fiscal year and (iii) was a covered employee for any previous year after 2017.
As with prior years, although the Compensation Committee will consider deductibility under Section 162(m) with respect to the compensation arrangements for executive officers, deductibility will not be the sole factor used in determining levels or methods of compensation. Since our compensation objectives may not always be consistent with the requirements for full deductibility, we and our subsidiaries may enter into compensation arrangements under which payments would not be deductible under Section 162(m).

2018 Summary Compensation
The following table contains compensation information for our Chief Executive Officer, our Chief Financial Officer, and the three other most highly compensated executive officers. We refer to these individuals as our “named executive officers” or NEOs in other parts of this proxy statement. The information included in this table reflects compensation paid to our NEOs for services rendered to us.

				Equity Awards (2)
Name and Title	Year	Salary ($)	Bonus ($)(1)	Stock Units ($)	Option Awards ($)	Non-Equity Incentive Comp ($)(3)	All Other Comp ($)(4)	Total ($)
Judson Bergman CEO & Chairman of the Board	2018	600,000	57,100	2,869,369	—	642,900	30,997	4,200,366
	2017	600,000	600,000	1,095,362	167,126	—	26,065	2,488,553
	2016	600,000	440,000	4,061,945	409,415	—	25,160	5,536,520
Anil Arora Chief Executive, Envestnet | Yodlee	2018	437,750	—	1,569,613	—	—	14,331	2,021,694
	2017	437,750	433,373	634,000	—	—	13,739	1,518,862
	2016	425,000	381,543	—	—	—	14,300	820,843
William Crager President	2018	375,000	14,250	1,771,560	—	535,750	17,285	2,713,845
	2017	375,000	500,000	545,240	83,186	—	16,576	1,520,002
	2016	375,000	422,216	1,671,525	51,050	—	14,300	2,534,091
Peter D’Arrigo Chief Financial Officer	2018	325,000	—	981,599	—	375,000	20,156	1,701,755
	2017	325,000	350,000	366,135	55,864	—	18,389	1,115,388
	2016	325,000	295,000	1,017,760	36,944	—	14,960	1,689,664
Scott Grinis Chief Technology Officer	2018	300,000	—	536,136	—	248,050	93,274	1,177,460
	2017	300,000	242,000	212,390	32,401	—	10,313	797,104
	2016	300,000	220,000	1,398,079	28,212	—	7,400	1,953,691

(1)
Prior to 2018, amounts paid under our AIP were disclosed in the Bonus column. Bonuses earned for a fiscal year were paid in the subsequent fiscal year, generally within the first two months (e.g., the amounts earned for 2017 were paid in February 2018). In addition, with respect to Mr. Crager, $231,750 and $182,216 was earned for 2017 and 2016, respectively, as a result of his participation in a short-term incentive compensation program pursuant to which eligible participants may receive awards from a pool amount based on Envestnet’s gross sales. A portion of his short-term incentive compensation was paid in the year following the year in which it was earned. Mr. Bergman and Mr. Crager each received discretionary bonus payments for 2018 in the amounts noted above in addition to the AIP amounts for 2018 described in Note 3 below. Finally, Mr. Arora did not receive a specific payment for his 2018 AIP grant or a bonus payment for 2018.  Instead, as part of his negotiated separation agreement previously filed as part of a Form 8-K by Envestnet, Mr. Arora received a cash severance payment in exchange for a release of claims and his agreement to comply with certain restrictive covenants.

(2)
Amounts disclosed in the Equity Awards column relate to grants of restricted stock units, performance stock units and stock options in the identified year. With respect to each equity grant, the amounts disclosed reflect the full grant date fair value in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. Our assumptions with regard to determining the 2018 stock option values are set forth in note 2 to the 2018 Grants of Plan Based Awards table.

(3)
Beginning in 2018, amounts paid under our AIP are disclosed in the Non-Equity Incentive Compensation column. Non-Equity Incentive Compensation payments are based on fiscal performance and are paid in the subsequent fiscal year, generally within the first two months (e.g., the amounts earned for 2018 were paid in the February 2019). For more information, see “Executive Compensation - Compensation Components Offered to our NEOs - Annual Incentive Program”.

(4)
For Mr. Bergman, the amount disclosed reflects a health-related stipend of $8,767, parking and car allowance of $13,980, and matching contributions to his 401(k) account of $8,250 in 2018; $8,100 in 2017; and $5,300 in 2016. For Mr. Crager, the amount disclosed reflects a health-related stipend of $9,035 and matching contributions to his 401(k) account of $8,250 in 2018; $8,100 in 2017; and, $5,300 in 2016. For Mr. D’Arrigo, the amount disclosed reflects a health-related stipend of $8,126, parking allowance of $3,780 and matching contributions to his 401(k) account of $8,250 in 2018; $8,100 in 2017;

and $5,300 in 2016. For Mr. Grinis, the amount disclosed reflects a relocation stipend of $82,923, health-related stipend of $1,086, parking allowance of $1,015 and matching contributions to his 401(k) account of $8,250 in 2018; $8,100 in 2017; and $5,300 in 2016. For Mr. Arora, the amount disclosed reflects a health-related stipend of $6,081 matching contributions to his 401(k) account of $8,250 in 2018; $8,100 in 2017; and $5,300 in 2016. Beginning in 2016, amounts disclosed include a $9,000 annual expense stipend program which can be spent by each NEO on health and wellness activities.

2018 Grants of Plan‑Based Awards
The following table contains information concerning grants of plan‑based awards made in 2018 to our NEOs.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (3)	Fair Market Value of Restricted Stock on Grant Date ($/Share)	Grant Date Fair Value of Stock and Option Awards (3) ($)
Name	Grant Date (1)	Threshold ($)	Target ($)	Maximum ($)	Threshold (Shares)	Target (Shares)	Maximum (Shares)
Judson Bergman	2/28/2018	—	—	—	—	—	—	38,000	55.10	2,093,800
	3/15/2018	300,000	600,000	750,000	—	—	—	—	—	—
	3/15/2018	—	—	—	6,334	12,667	19,001	—	61.23	775,600
Anil Arora	2/28/2018	—	—	—	—	—	—	19,000	55.10	1,046,900
	3/15/2018	216,687	433,373	541,716	—	—	—	—	—	—
	7/31/2018	—	—	—	4,266	8,532	12,798	—	61.27	522,756
William Crager	2/28/2018	—	—	—	—	—	—	20,000	55.10	1,102,000
	3/15/2018	250,000	500,000	625,000	—	—	—	—	—	—
	3/15/2018	—	—	—	3,334	6,667	10,001	—	61.23	408,220
	7/31/2018	—	—	—	2,133	4,266	6,399	—	61.27	261,378
Peter D'Arrigo	2/28/2018	—	—	—	—	—	—	13,000	55.10	716,300
	3/15/2018	175,000	350,000	437,500	—	—	—	—	—	—
	3/15/2018	—	—	—	2,167	4,333	6,500	—	61.23	265,310
Scott Grinis	2/28/2018	—	—	—	—	—	—	7,000	55.10	385,700
	3/15/2018	121,000	242,000	302,500	—	—	—	—	—	—
	3/15/2018	—	—	—	1,229	2,457	3,686	—	61.23	150,442

(1)
On March 15, 2018, the Compensation Committee granted non-equity incentive compensation awards. The actual cash value was paid in 2019 based on financial metrics and individual factors as described above AIP section of the CD&A on page 27 above. Each of the financial metrics has a threshold target that must be hit in order to receive a payment equal to 50% of the target value. The threshold value listed in the table above assumes that the threshold amount was hit for each of individual financial metrics and individual factors, but it is possible that a lower amount could be paid out for each executive if the threshold targets are not hit for one or more of the financial metrics.

(2)
On March 15, 2018 and July 31, 2018 the Board granted performance-based restricted stock unit awards or PSUs. The actual number of PSUs that will become vested is based on financial metrics described above in the Equity Awards section of the CD&A on page 27 above. Each of the financial metrics has a threshold target that must be hit in order to receive a payment equal to 50% of the target value. The threshold value listed in the table above assumes that the threshold amount was hit for each of individual financial metrics, but it is possible that a lower amount could become vested if the threshold targets are not hit for one or more of the financial metrics.

(3)	All restricted stock units were approved by the Compensation Committee and the Board on their respective grant dates.

Narrative to 2018 Summary Compensation and 2018 Grants of Plan‑Based Awards
See “Compensation Discussion and Analysis” above for a more detailed discussion of the compensation plans pursuant to which the amounts listed under the 2018 Summary Compensation table and 2018 Grants of Plan‑Based Awards table were paid or awarded, and the criteria on which such payments were based.

2018 Outstanding Equity Awards at Fiscal Year‑End
The following table lists all outstanding equity awards held by our NEOs as of December 31, 2018:

		Option Awards (1)				Stock Awards (2)
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not Vested (#)	Market Value of Shares or Units of Stock That Have Not Yet Vested ($)
Judson Bergman	7/28/2010	317,000	—	9.00	7/28/2020	—	—
	2/28/2011	10,000	—	12.55	2/28/2021	—	—
	2/28/2012	7,951	—	12.45	2/28/2022	—	—
	2/28/2013	9,408	—	15.34	2/28/2023	—	—
	2/28/2014	20,300	—	41.84	2/28/2024	—	—
	2/27/2015	17,400	—	53.88	2/27/2025	—	—
	2/29/2016	8,187	745	20.51	2/28/2026	745	36,647
	5/12/2016	20,832	4,168	31.03	5/12/2026	41,667	2,049,600
	3/28/2017	6,718	4,800	31.70	3/28/2027	14,400	708,336
	2/28/2018	—	—	—	—	38,000	1,869,220
	3/15/2018	—	—	—	—	12,667	623,090
Anil Arora	12/7/2015	18,333	1,667	32.46	12/7/2025	649	31,924
	3/28/2017	—	—	—	—	8,335	409,999
	2/28/2018	—	—	—	—	19,000	934,610
	7/31/2018	—	—	—	—	8,532	419,689
William Crager	7/28/2010	164,000	—	9.00	7/28/2020	—	—
	2/28/2011	25,000	—	12.55	2/28/2021	—	—
	2/28/2012	13,594	—	12.45	2/28/2022	—	—
	2/28/2013	13,500	—	15.34	2/28/2023	—	—
	2/28/2014	14,100	—	41.84	2/28/2024	—	—
	2/27/2015	11,400	—	53.88	2/27/2025	—	—
	2/29/2016	5,364	488	20.51	2/28/2026	488	24,005
	3/28/2017	3,343	2,390	31.70	3/28/2027	7,169	352,643
	5/12/2016	—	—	—	—	16,667	819,850
	2/28/2018	—	—	—	—	20,000	983,800
	3/15/2018	—	—	—	—	6,667	327,950
	7/31/2018	—	—	—	—	4,266	209,845
Peter D'Arrigo	7/28/2010	86,000	—	9.00	7/28/2020	—	—
	2/28/2011	10,000	—	12.55	2/28/2021	—	—
	2/28/2012	10,195	—	12.45	2/28/2022	—	—
	2/28/2013	8,000	—	15.34	2/28/2023	—	—
	2/28/2014	10,600	—	41.84	2/28/2024	—	—
	2/27/2015	8,250	—	53.88	2/27/2025	—	—
	2/29/2016	3,882	353	20.51	2/28/2026	353	17,364
	3/28/2017	2,245	1,605	31.70	3/28/2027	4,815	—
	5/12/2016	—	—	—	—	10,000	491,900
	2/28/2018	—	—	—	—	13,000	639,470
	3/15/2018	—	—	—	—	4,333	213,140
Scott Grinis	7/28/2010	56,000	—	9.00	7/28/2020	—	—
	2/28/2011	10,000	—	12.55	2/28/2021	—	—
	2/28/2012	10,195	—	12.45	2/28/2022	—	—
	2/28/2013	8,000	—	15.34	2/28/2023	—	—
	2/28/2014	6,200	—	41.84	2/28/2024	—	—
	2/27/2015	6,000	—	53.88	2/27/2025	—	—
	2/29/2016	2,964	270	20.51	2/28/2026	270	13,281
	3/28/2017	1,302	931	31.70	3/28/2027	2,793	137,388
	8/2/2016	—	—	—	—	8,751	430,462
	2/28/2018	—	—	—	—	7,000	344,330
	3/15/2018	—	—	—	—	2,457	120,860

(1)
No stock options were granted in 2018. Vesting for all other stock options occurs with one-third (1/3) of the grant award vesting on the anniversary of the grant date and one-twelfth (1/12) vesting every quarter thereafter.

(2)	Vesting for all RSUs occurs with one-third (1/3) of the grant award vesting on the anniversary of the grant date and one-twelfth (1/12) vesting every quarter thereafter.
For the PSUs granted to Mr. Bergman, Mr. Crager and Mr. D’Arrigo in 2016, vesting was subject to a performance goal based on EBITDA during 2017. Such performance goal was met as certified by the Compensation Committee in 2018, and such PSUs became “Banked Units” as of the date of such certification with one-third (1/3) of such Banked Units vesting annually thereafter on the anniversaries of the date of grant. The final tranche of such awards is scheduled to vest on May 12, 2019.

Finally, for the PSUs granted in 2018 to all of the named executive officers, vesting is subject to satisfaction of performance goals during a three-year performance period. The performance goals are based on four equally weighted metrics (Revenue growth, Adjusted EBITDA Growth, Adjusted EPS Growth and Relative TSR compared to Russell 2000 Index Constituents). The final number of shares earned under the grants, if any, will vary based on the degree of achievement on each metric. The maximum number of PSUs that can be earned will be 150% of the target award. The PSUs will cliff vest on the three-year anniversary of the date of grant.

2018 Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)	Number of shares acquired on vesting (#)	Value realized on vesting ($)
Judson Bergman	—	—	68,666	3,860,463
Anil Arora	—	—	57,961	2,861,200
William Crager	12,000	646,055	31,184	1,753,067
Peter D’Arrigo	—	—	19,981	1,123,260
Scott Grinis	—	—	17,988	1,001,842

Nonqualified Deferred Compensation
On February 9, 2015, the Board adopted the Envestnet, Inc. Executive Deferred Compensation Plan (the “Deferred Compensation Plan”), and the Deferred Compensation Plan became effective March 1, 2015. The Deferred Compensation Plan is an unfunded deferred compensation plan that is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).
Persons eligible to participate in the Deferred Benefit Plan are called “Participants”.
Under the Deferred Compensation Plan, Participants have the opportunity to elect to defer receipt of up to 90% of their base salary and bonus. Under the Deferred Compensation Plan, Participants have the right to elect to receive distributions on a specified payment date in the future, or in a lump sum or annual installment payments following the termination of employment. Certain revisions to the distribution election may be made if done in accordance with the Deferred Compensation Plan.
Amounts deferred by a Participant under the Deferred Compensation Plan will be credited to a deferral account that will be used to determine the amounts to be paid to the Participant under the Deferred Compensation Plan. Amounts deferred will be credited or debited with a hypothetical rate of return based on the performance of the available measurement funds selected by the Participant among those made available by the Company under the Deferred Compensation Plan. The deferral account represents an unfunded, unsecured promise by the company to pay such amounts in the future, and does not represent ownership of, or any ownership interest in, any particular assets of the Company. Participants will at all times be fully vested in all deferral contributions and earnings thereon.

The following table sets forth information concerning nonqualified deferred compensation of our NEOs who participated in the Deferred Compensation Plan in 2018. The amounts set forth in this table include only contributions made and earnings received during 2018 and do not include contribution and earnings with respect to the 2018 bonus paid in 2019.

Name	Executive Contributions in Last FY (1)	Registrant Contributions in Last FY	Aggregate Withdrawals/ Distributions	Aggregate Earnings in Last FY	Aggregate Balance at Last FYE
Judson Bergman	$258,000	—	—	$(36,254)	$448,642
Anil Arora	—	—	—	(9,563)	184,225
Scott Grinis	229,400	—	—	(24,359)	1,250,656

(1)
The amounts in this column are also included in the Summary Compensation Table as follows: the $258,000 listed for Mr. Bergman is included in the Salary column for 2018 ($60,000 of the total) and in part in the Bonus column ($198,000 of the total), and the $229,400 for Mr. Grinis is included in part in the Salary column for 2017 ($60,000 of the total) and in part in the Bonus column ($169,400 of the total).

The measurement funds available to Participants and the returns earned by those measurement funds in 2018 were:

Fund Name	Return On Investment
ClearBridge Variable Small Cap Growth Fund (Class 1)	3.44%
Delaware VIP REIT Series (Standard Class)	(7.22)%
Delaware VIP Small Cap Value Series (Standard Class)	(16.72)%
Delaware VIP Value Series (Standard Class)	(2.73)%
Fidelity VIP Freedom 2020 SM (Service Class)	(5.98)%
Fidelity VIP Freedom 2030 SM (Service Class)	(7.88)%
Fidelity VIP Freedom 2040 SM (Service Class)	(9.94)%
Fidelity VIP Freedom 2050 SM (Service Class)	(10.03)%
Fidelity VIP Investment Grade Bond Portfolio (Service Class)	(0.63)%
Fidelity VIP Overseas Portfolio (Service Class)	(14.88)%
Lincoln VIP Money Market Fund (Standard Class)	1.39%
LVIP Delaware Special Opportunities Fund (Standard Class)	(14.75)%
LVIP J.P. Morgan High Yield Fund (Standard Class)	(2.85)%
LVIP S&P 500 Index Fund (Standard Class)	(4.65)%
PIMCO VIT Commodity Real Return Strategy Portfolio-AdminCls	(0.53)%
PIMCO VIT Total Return (Administrative Class)	(14.43)%
Potential Payments Upon Termination of Change of Control
Employment Agreements. Each of the NEOs is a party to an individual employment agreement with the Company (the “Employment Agreements”). With the exception of Mr. Arora’s Employment Agreement, the Employment Agreements have a three-year term, with an automatic one-year renewal unless either party provides advance written notice of non-renewal. Subject to the signing of a release and compliance with the terms of the Employment Agreements, in the event of a termination of the executive’s employment either without cause or for good reason, the executive will be entitled to (i) “Severance Pay” equal to two (2) multiplied by the sum of his (a) base salary plus (b) an amount equal to the average of his most recent two annual bonuses (paid in equal installments on regular payment dates over two (2) years), (ii) a “Pro-Rata Bonus for Year of Termination” equal to the average of his most recent two annual bonuses multiplied by a fraction, the numerator of which equals the number of days during the calendar year prior to the termination date and the denominator of which equals 365 (paid on the sixty-day anniversary of the termination date), and (iii) a “Health Care Continuation” lump sum cash payment equal to the applicable percentage of the monthly COBRA coverage in connection with his termination multiplied by eighteen months (with the applicable percentage equal to the percentage of the executive’s health care premium costs covered by the Company as of the termination date) (paid on the sixty-day anniversary of the termination date). Mr. Arora’s Employment Agreement does not have a term and upon termination without cause or for good reason, and subject to the signing of a release, Mr. Arora will be entitled to (i) “Severance Pay” equal to (a) twelve months of his base salary plus (b) the average of the annual cash bonus amounts paid in relation to the two years prior to the year in which termination occurs, and (ii) a “Health Care Continuation” payment equal to twelve months of the monthly COBRA premium cost applicable to Mr. Arora and his dependents (paid on the sixty-day anniversary of the termination date).
Under the terms of the Employment Agreements (with the exception of Mr. Arora’s and Mr. Grinis’s Employment Agreements), the executive is subject to an ongoing confidentiality obligation, a 24-month non-competition covenant, a 24-month non-solicitation of employees of the Company covenant (including former employees or consultants within the 12-month period prior to the executive’s termination date), and a 24-month non-solicitation of customers of the Company covenant (including prospective customers within the 12-month period prior to the executive’s termination date). Mr. Arora is not subject to restrictive covenant provisions pursuant to his Employment Agreement. The restrictive covenant provisions of the Grinis Employment Agreement have been adapted to comply with local California law and include an ongoing confidentiality obligation, ongoing restrictions on the use of certain Company confidential information (including methods of doing business, business plans, customer contact and relationship information and other valuable proprietary information concerning the Company and its affiliates) and a 24‑month non-solicitation of employees of the Company covenant (including former employees or consultants within the 12-month period prior to Mr. Grinis’s termination date).

In the event that any payments made contingent upon a change in control of the Company would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code (with the exception of Mr. Arora’s Employment Agreement), then the amount of payments pursuant to the Employment Agreement would be reduced to the maximum amount that will cause the total amounts of the payment not to be subject to the excise tax, but only if the amount of such payments, after such reduction and after payment of all applicable taxes on the reduced amount, is equal to or greater than the amount of such payments the executive would otherwise be entitled to retain without such a reduction after the payment of all applicable taxes, including the excise tax. The Company also reserves the right to adopt a policy regarding recoupment of excess compensation applicable to its executives, including the executives. Such a policy would control over any inconsistent provision of the Employment Agreement and be binding on the executives.

Equity Incentive Plans. We currently maintain equity‑based incentive plans - the 2004 Stock Incentive Plan, the 2010 Long‑Term Incentive Plan and the Envestnet, Inc. Management Incentive Plan for Envestnet | Tamarac Management Employees (MIP) and the Envestnet, Inc. 2015 Acquisition Equity Award Plan. No new awards are being made under the 2004 Stock Incentive Plan, the Envestnet, Inc. 2015 Acquisition Equity Award Plan or the MIP. We established the 2010 Long‑Term Incentive Plan to (i) attract and retain key employees and other persons providing services to us and our related companies; (ii) motivate plan participants by means of appropriate incentive to achieve long‑range goals; (iii) provide incentive compensation opportunities that are competitive with those of other similar corporations; and (iv) further align plan participants’ interests with those of our shareholders. Under the 2010 Long‑Term Incentive Plan, we may issue stock options, stock appreciation rights, restricted stock, restricted stock units and other full value awards, as well as cash incentive awards.
In the event that (a) a Participant’s employment or service, as applicable, is terminated by us, our successor or one of our related companies that is the Participant’s employer for reasons other than cause (as defined in the 2010 Long‑Term Incentive Plan) within 24 months following a change in control (as defined in the 2010 Long‑Term Incentive Plan) or (b) the 2010 Long‑Term Incentive Plan is terminated by us or our successor following a change in control without provision for the continuation of outstanding awards under the 2010 Long‑Term Incentive Plan, all stock options and related awards which have not otherwise expired will become immediately exercisable and all other awards will become fully vested provided that the extent to which any award becomes vested based on the satisfaction of applicable performance goals or targets on or after a change in control, the Compensation Committee may make such determination either based on the determination of the satisfaction of the applicable performance goal based on actual performance through the date of such change in control or based on assumed performance at the target level through the date of such change in control. Awards outstanding under the 2004 Stock Incentive Plan will become fully vested and exercisable and all forfeiture restrictions on the awards will lapse if a change in control (as defined in the 2004 Stock Incentive Plan) occurs and the Participant’s awards are not converted, assumed or replaced, by awards of the surviving or successor entity or one of its affiliates.
Under our equity compensation plans, outstanding and unvested stock options may become fully vested and exercisable, and outstanding and unvested restricted stock units may become fully vested and be distributed upon a participant’s death, disability, or involuntary termination as determined by the Compensation Committee in its discretion. These provisions apply to all employees who participate in the Company’s equity plans. The outstanding equity awards held by the NEOs as of December 31, 2018 are described above under “2018 Outstanding Equity Awards at Fiscal Year‑End”.
With respect to the PSU Awards for Messrs. Bergman, Crager and D’Arrigo granted in 2017, except as otherwise provided below, any portion of the PSU Award that is not vested upon the executive’s termination of employment will be forfeited. If the executive’s employment is terminated without “cause”, for “good reason”, or upon death or “permanent disability”, and subject to the execution of a release, the executive shall become vested in all of the Banked Units on the applicable distribution dates. In the event of a change in control, the applicable performance measures for the PSU Awards will be determined as if target performance had been satisfied but subject to continued service vesting; provided, that the Compensation Committee may decide to accelerate vesting at the time of such change in control.
Transferability. Awards under the 2010 Long‑Term Incentive Plan are not transferable except as designated by the Participant by will or by laws of descent and distribution or, to the extent provided by the Committee, pursuant to a qualified domestic relations order or to or for the benefit of the Participant’s family (including, without limitation, to a trust or partnership for the benefit of a Participant’s family).
Withholding. All awards and other payments under the 2010 Long‑Term Incentive Plan are subject to withholding of all applicable taxes. With the consent of the Committee, withholding obligations may be satisfied with previously‑owned shares of common stock or shares of common stock to which the Participant is otherwise entitled under the 2010 Long‑Term Incentive Plan. The amount withheld in the form of such shares may not exceed the maximum individual tax rate for the Participant in applicable jurisdictions for such Participant (based on the applicable rates of the relevant tax authorities (for example, federal, state and local)), including the Participant’s share of payroll or similar taxes, as provided in law, regulations or the authority’s administrative practices, not to exceed the highest statutory rate in that jurisdiction, even if that rate exceeds the highest rate that may be applicable to the specific Participant.
Amendment and Termination. The Board may, at any time, amend or terminate the 2010 Long‑Term Incentive Plan, and the Board or the Compensation Committee may amend any award, provided that no amendment or termination may adversely affect the rights of any Participant without the Participant’s written consent. Adjustments to the 2010 Long‑Term Incentive Plan and awards on account of business transactions are not subject to the foregoing prohibition. The provisions of the 2010 Long‑Term Incentive Plan that prohibit repricing of stock options and stock appreciation rights cannot be amended unless the amendment is approved by our shareholders. The 2010 Long‑Term Incentive Plan also permits the Board to amend the 2010 Long‑Term Incentive Plan and any awards that are subject to Section 409A of the Internal Revenue Code (relating to nonqualified deferred compensation) as it deems necessary to conform to Section 409A.
Potential Payments on Termination or Change of Control
The following tables quantify the potential payments upon termination that our NEOs would receive assuming that the relevant termination event had occurred on December 31, 2018. The last table quantifies potential payments upon an involuntary termination without cause and a change of control that our executive officers would receive assuming that both the termination without cause and change in control had occurred on December 31, 2018.
Termination Due to Death or Disability

Name	Severance Pay ($)	Pro-Rata Bonus ($)	Health Care Continuation ($)	Unvested Stock Options ($)	Unvested RSUs ($)	Unvested PSUs ($)	Total ($)
Judson Bergman	—	520,000	—	75,691	—	2,205,372	2,801,063
William Crager	—	461,108	—	—	—	954,298	1,415,406
Anil Arora	—	407,458	—	27,889	136,847	104,922	677,116
Peter D’Arrigo	—	322,500	—	—	—	545,185	867,685
Scott Grinis	—	231,000	—	—	430,462	—	661,462

There is no severance or health care continuation payable to any of the NEOs as a result of a termination due to death or disability. The pro-rata bonus is calculated as the average bonus for the executive officer paid with respect to the two calendar years preceding the date of termination multiplied by a fraction, the numerator of which equals the number of day so the year worked prior to the termination and the denominator of which equals 365. Because the assumed termination date is the last day of the year, the pro-rata bonus amounts listed above equal the average bonus paid for FY 2017 and 2016 for the applicable executive officers. For Mr. Arora, the bonus amount listed is equal to the average bonus for the executive officer paid with respect to the two calendar years preceding the date of termination without multiplication by the pro-rata fraction. The unvested equity awards held by the NEOs that were granted in 2016 in consideration for the execution of employment agreements and for retention purposes would vest on a termination due to death or permanent disability. Additionally, the PSUs granted to the NEOs in 2018 would remain eligible to vest at the end of the performance period in an amount equal to the number of PSUs granted multiplied by the performance percentage determined based on the actual performance of the Company during the performance period further multiplied by a pro-rata fraction based on the number of days worked between the grant date and the date of termination divided by 1095. Because the performance percentage is not yet known, the amount in the table estimates the value of the PSUs granted in 2018 that would become vested on such a termination assuming vesting with a performance percentage equal to 100% and a pro-rata fraction equal to one-fourth. All other equity awards held by the NEOs would be forfeited on termination. The value of the equity awards for the table above and the following tables was calculated using a stock price per share of $49.19, which is equal to the closing price of one share on the last trading day of the year on December 31, 2018.
Termination Without Cause or for Good Reason

Name	Severance Pay ($)	Pro-Rata Bonus ($)	Health Care Continuation ($)	Unvested Stock Options ($)	Unvested RSUs ($)	Unvested PSUs ($)	Total ($)
Judson Bergman	2,240,000	520,000	23,313	75,691	—	2,205,372	5,064,376
William Crager	1,672,216	461,108	23,313	—	—	954,298	3,110,935
Anil Arora	437,750	407,458	19,873	27,889	136,847	104,922	1,134,739
Peter D’Arrigo	1,395,000	322,500	26,551	—	—	545,185	2,289,236
Scott Grinis	1,062,000	231,000	26,551	—	430,462	—	1,750,013
Subject to the signing of a release and compliance with the terms of the Employment Agreements, in the event of a termination of the executive’s employment either without cause or for good reason, the executive will be entitled to (i) “Severance Pay” equal to two (2) multiplied by the sum of his (a) base salary plus (b) an amount equal to the average of his most recent two annual bonuses (paid in equal installments on regular payment dates over two (2) years), (ii) a “Pro-Rata Bonus for Year of Termination” equal to the average of his most recent two annual bonuses multiplied by a fraction, the numerator of which equals the number of days during the calendar year prior to the termination date and the denominator of which equals 365 (paid on the sixty-day anniversary of the termination date), and (iii) a “Health Care Continuation” lump sum cash payment equal to the applicable percentage of the monthly COBRA coverage in connection with his termination multiplied by eighteen months (with the applicable percentage equal to the percentage of the executive’s health care premium costs covered by the company as of the termination date) (paid on the sixty-day anniversary of the termination date). Mr. Arora’s Employment Agreement does not have a term and upon termination without cause or for good reason, and subject to the signing of a release, Mr. Arora will be entitled to (i) “Severance Pay” equal to (a) twelve months of his base salary plus (b) the average of the annual cash bonus amounts paid in relation to the two years prior to the year in which termination occurs, and (ii) a “Health Care Continuation” payment equal to twelve months of the monthly COBRA premium cost applicable to Mr. Arora and his dependents (paid on the sixty-day anniversary of the termination date). The Health Care Continuation amounts were determined for each executive using a monthly COBRA premium based on the actual elections made by the individual executive.
The unvested equity awards held by the NEOs that were granted in 2016 in consideration for the execution of employment agreements and for retention purposes would vest on a termination due without cause or for good reason. Additionally, the PSUs granted to the NEOs in 2018 would remain eligible to vest at the end of the performance period in an amount equal to the number of PSUs granted multiplied by the performance percentage determined based on the actual performance of the Company during the performance period further multiplied by a pro-rata fraction based on the number of days worked between the grant date and the date of termination divided by 1095. Because the performance percentage is not yet known, the amount in the table estimates the value of the PSUs granted in 2018 that would become vested on such a termination assuming vesting with a performance percentage equal to 100% and a pro-rata fraction equal to one-fourth. All other equity awards held by the NEOs would be forfeited on such termination (unless such termination were within twenty-four months following a change in control as described below).

Termination Following Change of Control

Name	Severance Pay ($)	Pro-Rata Bonus ($)	Health Care Continuation ($)	Unvested Stock Options ($)	Unvested RSUs ($)	Unvested PSUs ($)	Total ($)
Judson Bergman	2,240,000	520,000	23,313	181,009	2,614,203	2,672,689	8,251,214
William Crager	1,672,216	461,108	23,313	55,797	1,360,488	1,357,644	4,930,566
Anil Arora	437,750	407,458	19,873	27,889	1,376,533	419,689	2,689,192
Peter D’Arrigo	1,395,000	322,500	26,551	38,195	893,648	705,040	3,380,934
Scott Grinis	1,062,000	231,000	26,551	24,027	925,461	120,860	2,389,899
The severance amounts payable for a termination without cause or for good reason following a change in control would be the same for all NEOs as a termination without cause or for good reason described above. All outstanding unvested equity awards held by the NEOs would become vested for a termination without cause within twenty-four months following a change in control (but not all equity would become vested on a termination for good reason as that would only apply to certain equity awards as described in the previous table for a termination with good reason).

COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management and, based on such review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.
The foregoing report has been approved by the following members of the Compensation Committee.

James Fox, Chairperson Ross Chapin Gayle Crowell Gregory Smith

PAY RATIO DISCLOSURE
We are committed to providing a comprehensive total rewards program to attract, retain and reward highly qualified, diverse and productive employees. The total rewards program emphasizes alignment of employee efforts to support our corporate strategies. The components of the program include compensation, benefits, learning and development opportunities and recognition of employee performance. We strive to remain externally competitive in relevant labor markets while maintaining internal equity and rewarding performance. As of December 31, 2018, we had 3,920 employees, including employees in operations, research and development, engineering and systems, executive and corporate functions, sales and marketing and investment management and research. Of these 3,920 employees, 1,429 were located in the United States, 2,475 were located in India and 16 were located in other international locations.
For purposes of this 2018 pay ratio disclosure, we used the same median employee that we identified in 2017 since we believe that there has been no change in our employee population or employee compensation arrangements in 2018 that would significantly impact our pay ratio disclosure. We identified the median employee by examining the base salary as of December 31, 2017 for all employees, excluding the CEO, who were employed by us on December 31, 2017. We included all employees, whether employed on a full-time, part-time or seasonal basis. For full-time employees hired in 2017, an annualized salary was used. However, compensation for part-time employees was not annualized. We did not make any other assumptions, adjustments or estimates with respect to base salaries other than converting all base salaries to US dollars on the determination date. After identifying the median employee, the median employee’s total annual compensation was calculated in accordance with the requirements of the Summary Compensation Table.
Based on the methodology described above, we estimated that the 2018 annual total compensation of our median employee, who was located in India, was $22,562. The 2018 annual total compensation of Mr. Bergman, our Chief Executive Officer (“CEO”) was $4,200,366. As a result, we estimate the ratio of the annual total compensation of our CEO to our median employee was 186 to 1.
The SEC's rules requiring pay ratio disclosure allow companies to exercise a significant amount of flexibility in making a determination as to who is the median employee and does not mandate that each public company use the same method. In addition, our compensation philosophy means fair pay based on a person's role in the company, a subjective determination of the market value of that person's job and that person's performance in that position. As a result, the annual total compensation of our median employee is unique to that person and is not a good indicator of the annual total compensation of any of our other employees and is not comparable to the annual total compensation of employees at other companies. Similarly, we would not expect that the ratio of the annual total compensation of our CEO to our median employee to be a number that can be compared to the ratio determined by other companies in any meaningful fashion.

PROPOSAL NO. 2: ADVISORY VOTE ON EXECUTIVE COMPENSATION
In accordance with the rules of the Securities and Exchange Commission, we are asking our shareholders to vote to approve, on an advisory (nonbinding) basis, the compensation of our NEOs as disclosed in this proxy statement.
Envestnet believes compensation should be transparent, understandable and effectively communicated, consistent with our risk profile and reflect good governance practices. Our executive compensation program is designed to attract and retain skilled executives and to be fiscally responsible to our shareholders. Envestnet offers an attractive compensation program and seeks to pay executives for company and individual performance, align the pay of executives with shareholders’ interests and long-term value creation and award executives for their achievement of goals set for that performance year or period. The Compensation Committee regularly reviews the compensation programs for our NEOs to ensure that they are achieving the desired goals it sets. Please read the “Compensation Discussion and Analysis” discussion for additional details about our executive compensation programs, including information about the fiscal year 2018 compensation of our NEOs.
We believe that our executive compensation programs are structured in the best manner possible to support the Company and our business objectives. We are asking our shareholders to indicate their support for our NEO compensation as described on pages 22-40 of this proxy statement, which include the “Compensation Discussion and Analysis” section and the compensation tables and related narrative disclosure. This proposal, commonly known as a “say‑on‑pay” proposal, gives our shareholders the opportunity to express their views on our NEOs’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this proxy statement. Accordingly, we will ask our shareholders to vote “FOR” the following resolution at the Annual Meeting:
“Resolved, that the shareholders approve the compensation of the NEOs, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables and related narrative discussion.”
The say‑on‑pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or the Board. However, the Board and the Compensation Committee value the opinions of our shareholders and will review the voting results carefully.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF EXECUTIVE COMPENSATION.

AUDIT COMMITTEE REPORT
The Audit Committee consists of four members of the Board. Each Audit Committee member is independent, within the meaning of the NYSE listing standards, of Envestnet and its management and has been determined by the Board to be financially literate, as contemplated by the NYSE listing standards. In addition, the Board has determined that Messrs. Smith, Chapin, Fox and Roame are each audit committee financial experts within the meaning of the rules of the SEC.
The Audit Committee operates under a written charter approved by the Board, a copy of which is available on our website. As more fully described in the charter, the primary purpose of the Audit Committee is to assist the Board in its oversight of the integrity of our financial statements and financial reporting process, the system of internal controls, the audit process, the performance of our internal audit process and the performance, qualification and independence of our independent auditors, KPMG LLP (“KPMG”).
Our management prepares our consolidated financial statements in accordance with U.S. GAAP and is responsible for the financial reporting process that generates these statements. The Audit Committee has reviewed and discussed our audited financial statements with management. Management is also responsible for establishing and maintaining adequate internal control over financial reporting and for performing an assessment of the effectiveness of internal control. KPMG is responsible for auditing those financial statements and expressing an opinion as to their conformity with generally accepted accounting principles, and annually attesting to the effectiveness of our internal control over financial reporting. The Audit Committee, on behalf of the Board, monitors and reviews these processes, acting in an oversight capacity relying on the information provided to it and on the representations made to it by our management, KPMG and other advisors.
The Audit Committee held seven meetings in 2018. Audit Committee meetings are usually held in conjunction with the regularly scheduled meetings of the Board. At least quarterly, the Audit Committee met with management, KPMG (see “Proposal No. 3: Ratification of Appointment of Independent Auditors”), the Chief Financial Officer, the Chief Accounting Officer and the General Counsel to review, among other matters, the overall scope and plans for the independent audit, and the results of such audit; critical accounting estimates and policies; compliance with our conflict of interest and Code of Business Conduct and Ethics policies.
At least quarterly in 2018, the Audit Committee met in executive session (i.e., without management present) with representatives of KPMG to discuss the results of their work.
In connection with its audit of our financial statements for the year ended December 31, 2018, KPMG presented to and reviewed with the Audit Committee the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 16. The Audit Committee has also discussed with KPMG their independence from Envestnet, including a review of audit and non‑audit fees, and has reviewed in that context the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding independent accountant’s communications with the Audit Committee concerning independence.
Based on the review and discussions referred to above, and in reliance on the information, opinions, reports or statements presented to the Audit Committee by our management and KPMG, the Audit Committee recommended to the Board that the December 31, 2018 audited consolidated financial statements be included in Envestnet’s Annual Report on Form 10‑K.
The foregoing report has been approved by all members of the Audit Committee.

Gregory Smith, Chairperson Ross Chapin James Fox Charles Roame

PROPOSAL NO. 3: RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
Typically, the appointment of independent auditors is approved annually by the Audit Committee and ratified by our shareholders. The Audit Committee reviews both the audit scope and estimated fees for professional services for the coming year. The Audit Committee has appointed, subject to ratification by our shareholders, KPMG as our independent auditor for the year ending December 31, 2019.
Our audited financial statements for the year ended December 31, 2018, will be presented at the Annual Meeting. Representatives of KPMG will attend the Annual Meeting and will have an opportunity to make a statement if they wish. They will also be available to answer appropriate questions at the meeting.
Independent Auditor Fee Information

The following table sets forth the approximate aggregate fees for professional services rendered by KPMG for 2017 and 2018:

	2017	2018
Audit fees (1)	$4,904,000	$5,278,000
Audit-related fees (2)	114,000	315,000
Tax fees	—	—
All other fees	—	—
Total	$5,018,000	$5,593,000

(1)	Audit fees include:
* the audits of our consolidated financial statements and internal control over financial reporting (including audit work performed over acquisitions);

*	reviews of quarterly consolidated financial statements;

*	the statutory audits of two of our subsidiaries;

*	consent and comfort letter issued in conjunction with the filing of registration statements;

(2) Audit‑related fees include:
* services to issue Service Organization Controls (SOC1) reports;
* services related to due diligence support for a potential acquisition

Pre‑Approval Policy of Audit and Non‑Audit Services
The Audit Committee pre‑approved all of the services associated with the fees described above. The Audit Committee has adopted policies and procedures for the pre‑approval of all audit and permissible non‑audit services provided by our independent auditor. The Audit Committee provides a general pre‑approval of certain audit and non‑audit services on an annual basis. The types of services that may be covered by a general pre‑approval include other audit services, audit‑related services and permissible non‑audit services. If a type of service is not covered by the Audit Committee’s general pre‑approval, the Audit Committee must review the service on a specific case by case basis and pre‑approve it if such service is to be provided by the independent auditor. Annual audit services, engagement terms and fees require specific pre‑approval of the Audit Committee. Any proposed services exceeding the pre‑approved fees also require specific pre‑approval by the Audit Committee. For both types of pre‑approval, the Audit Committee will consider whether such services are consistent with the SEC’s rules on auditor independence. The Audit Committee may delegate either type of pre‑approval authority to one or more of its members.
THE BOARD OF DIRECTORS AND THE AUDIT COMMITTEE RECOMMEND RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT AUDITORS.

SHAREHOLDER PROPOSALS FOR 2020 ANNUAL MEETING
How do I submit a proposal for inclusion in next year’s proxy material?
If you wish to submit a proposal to be considered for inclusion in the proxy material for the next annual meeting, please send it to the Corporate Secretary, Envestnet, Inc., 35 East Wacker Drive, Suite 2400, Chicago, Illinois, 60601. Under the rules of the SEC, proposals must be received no later than December 12, 2019 and otherwise comply with the requirements of the SEC to be eligible for inclusion in Envestnet’s 2020 Annual Meeting proxy statement and form of proxy.
How do I submit a proposal or make a nomination at an annual meeting?
A shareholder proposal not included in our proxy statement for the 2020 Annual Meeting of Shareholders will be ineligible for presentation at the 2020 Annual Meeting of Shareholders unless the shareholder gives timely notice of the proposal in writing to our secretary at our principal executive offices. Under our by‑laws, in order for a matter to be deemed properly presented by a shareholder, timely notice must be delivered to, or mailed and received by, us not less than 90 nor more than 120 days prior to the next annual meeting of shareholders; provided, however, that in the event that if we did not hold an annual meeting in the prior year or if the date of the annual meeting is more than 30 days before or after the anniversary date of the prior year’s annual meeting, we must receive the shareholder’s notice by the close of business on the later of 90 days prior to the annual meeting and the 10th day after the day we provided such public disclosure of the meeting date. The notice must set forth, as to each proposed matter, the following: (a) a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend our by‑laws, the language of the proposed amendment), and reasons for conducting such business at the meeting; (b) the name and record address of the shareholder proposing such business and the beneficial owner, if any, on whose behalf the proposal is made; (c) the number of shares of our common stock that are owned beneficially and of record by the shareholder and beneficial owner; (d) any material interest of the shareholder in such business; and (e) any other information that is required to be provided by such shareholder pursuant to proxy proposal submission rules of the SEC.
OTHER MATTERS
The Board of Envestnet does not know of any matters which may be presented at the Annual Meeting other than those specifically set forth in the Notice of Annual Meeting. If any other matters come before the meeting or any adjournment thereof, the persons named in the accompanying form of proxy and acting thereunder will vote in accordance with their best judgment with respect to such matters.

By Order of the Board of Directors,

Shelly O’Brien
Corporate Secretary

APPENDIX A
DEFINITIONS AND RECONCILIATIONS OF GAAP AND NON-GAAP FINANCIAL MEASURES
In addition to reporting results according to U.S. GAAP, we also disclose certain non-GAAP financial measures to enhance the understanding of our operating performance. Those measures include “adjusted EBITDA” and “adjusted net income per share”.
“Adjusted EBITDA” represents net income (loss) before deferred revenue fair value adjustment, interest income, interest expense, accretion on contingent consideration and purchase liability, income tax provision (benefit), depreciation and amortization, non‑cash compensation expense, restructuring charges and transaction costs, severance, fair market value adjustment on contingent consideration, litigation related expense, foreign currency and related hedging activity, other (income) loss, non-income tax expense adjustment, impairment of equity method investment, loss allocation from equity method investment and loss attributable to non‑controlling interest.
“Adjusted net income” represents net income (loss) before deferred revenue fair value adjustment, accretion on contingent consideration and purchase liability, non‑cash interest expense, non‑cash compensation expense, restructuring charges and transaction costs, severance, amortization of acquired intangibles, fair‑market value adjustment on contingent consideration, litigation related expense, foreign currency and related hedging activity, other (income) loss, non-income tax expense adjustment, impairment of equity method investment, loss allocation from equity method investment and loss attributable to non‑controlling interest. Reconciling items are presented gross of tax, and a normalized tax rate is applied to the total of all reconciling items to arrive at adjusted net income. The reconciling items, and resulting adjusted net income, are presented on a different basis than historically shown to eliminate the impact of quarterly volatility of the GAAP tax provision on the Company’s adjusted earnings figures.
“Adjusted net income per share” represents adjusted net income attributable to common stockholders divided by the diluted number of weighted‑average shares outstanding.
Our Board of Directors and our management use adjusted EBITDA and adjusted net income per share:

•	As measures of operating performance;

•	For planning purposes, including the preparation of annual budgets;

•	To allocate resources to enhance the financial performance of our business;

•	To evaluate the effectiveness of our business strategies; and

•	In communications with our Board of Directors concerning our financial performance.
Our Compensation Committee, Board of Directors and our management may also consider adjusted EBITDA, among other factors, when determining management’s incentive compensation.
We also present adjusted EBITDA and adjusted net income per share as supplemental performance measures because we believe that they provide our Board of Directors, management and investors with additional information to assess our performance.  Adjusted EBITDA provide comparisons from period to period by excluding potential differences caused by variations in the age and book depreciation of fixed assets affecting relative depreciation expense and amortization of internally developed software, amortization of acquired intangible assets, litigation‑related expense, foreign currency and related hedging activity, income tax provision (benefit), restructuring charges and transaction costs, accretion on contingent consideration, fair market value adjustments on contingent consideration, non-income tax expense, other (income) expense, severance, impairment of equity method investment, loss allocation from equity method investment, loss attributable to non‑controlling interest, and changes in interest expense and interest income that are influenced by capital structure decisions and capital market conditions. Our management also believes it is useful to exclude non‑cash stock‑based compensation expense from adjusted EBITDA and adjusted net income because non‑cash equity grants made at a certain price and point in time do not necessarily reflect how our business is performing at any particular time.
We believe adjusted EBITDA and adjusted net income per share are useful to investors in evaluating our operating performance because securities analysts use adjusted EBITDA and adjusted net income per share as supplemental measures to evaluate the overall performance of companies, and we anticipate that our investor and analyst presentations will include adjusted EBITDA and and adjusted net income per share.
Adjusted EBITDA and adjusted net income per share are not measurements of our financial performance under U.S. GAAP and should not be considered as an alternative to revenues, net income, operating income or any other performance measures derived in accordance with U.S. GAAP, or as an alternative to cash flows from operating activities as a measure of our profitability or liquidity.

We understand that, although adjusted EBITDA and adjusted net income per share are frequently used by securities analysts and others in their evaluation of companies, these measures have limitations as an analytical tool, and you should not consider them in isolation, or as a substitute for an analysis of our results as reported under U.S. GAAP. In particular you should consider:

•	Adjusted EBITDA and adjusted net income per share do not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments;

•	Adjusted EBITDA and adjusted net income per share do not reflect changes in, or cash requirements for, our working capital needs;

•	Adjusted EBITDA and adjusted net income per share do not reflect non‑cash components of employee compensation;

•
Although depreciation and amortization are non‑cash charges, the assets being depreciated and amortized often will have to be replaced in the future, and adjusted EBITDA does not reflect any cash requirements for such replacements;

•
Due to either net losses before income tax expense or the use of federal and state net operating loss carryforwards in 2018, 2017 and 2016, we had cash income tax payments, net of refunds, of $5,531, $3,261, and $1,114 in the years ended December 31, 2018, 2017 and 2016, respectively. Income tax payments will be higher if we continue to generate taxable income and our existing net operating loss carryforwards for federal and state income taxes have been fully utilized or have expired; and

•	Other companies in our industry may calculate adjusted EBITDA and adjusted net income per share differently than we do, limiting their usefulness as a comparative measure.
Management compensates for the inherent limitations associated with using adjusted EBITDA and adjusted net income per share through disclosure of such limitations, presentation of our financial statements in accordance with U.S. GAAP and reconciliation of adjusted EBITDA and adjusted net income per share to net income and net income per share, the most directly comparable U.S. GAAP measure. Further, our management also reviews U.S. GAAP measures and evaluates individual measures that are not included in some or all of our non‑U.S. GAAP financial measures, such as our level of capital expenditures and interest income, among other measures.

The following table sets forth the reconciliation of net income (loss) to adjusted EBITDA based on our historical results:

	Years ended December 31
(in millions)	2013	2014	2015	2016	2017	2018
Net income (loss)	$3.66	$13.98	$4.44	$(55.57)	$(3.28)	$4.01
Deferred revenue fair value adjustment	0.16	—	0.32	1.27	0.13	0.12
Interest income	(0.02)	(0.14)	(0.34)	(0.04)	(0.20)	(2.36)
Interest expense	—	0.63	10.27	16.60	16.35	25.20
Imputed interest expense on contingent consideration	0.79	1.47	—	—	—	—
Accretion on contingent consideration	—	—	0.89	0.15	0.51	0.22
Fair market value adjustment to contingent consideration	0.50	(1.43)	(4.15)	1.59	—	—
Foreign currency and related hedging activity	—	—	—	(0.72)	0.49	(0.59)
Income tax provision (benefit)	2.05	8.53	4.55	15.08	1.59	(13.17)
Depreciation and amortization	15.33	18.65	27.96	64.00	62.82	77.63
Non-cash compensation expense	8.92	11.42	15.16	33.28	31.33	40.25
Other income	—	(1.83)	0.07	(1.38)	—	—
Non-income tax expense adjustment	—	—	—	6.23	0.35	(0.59)
Impairment of equity method investment	—	—	—	0.73	—	—
Loss allocation from equity method investment	—	—	—	1.42	1.47	1.15
Restructuring charges and transaction costs	3.30	2.67	13.50	5.78	13.67	15.58
Re-audit related expenses	3.11	—	—	—	—	—
Severance	0.79	0.74	1.70	4.34	2.32	8.32
Loss attributable to non-controlling interest	—	1.23	1.64	1.08	0.32	1.79
Litigation related expense	0.01	0.02	0.07	5.59	1.03	—
Adjusted EBITDA	$38.59	$55.94	$76.07	$99.44	$128.89	$157.55
Note: Numbers may not sum due to rounding

The following table sets forth the reconciliation of net income (loss) to adjusted net income and adjusted net income per diluted share based on our historical results:

	Years ended December 31
(in millions except per share amounts)	2013	2014	2015	2016	2017	2018
Net income (loss)	$3.66	$13.98	$4.44	$(55.57)	$(3.28)	$4.01
Income tax provision (benefit)		8.53	4.55	15.08	1.59	(13.17)
Income (loss) before income tax provision		22.51	8.99	(40.49)	(1.69)	(9.16)

Deferred revenue fair value adjustment	0.09	—	0.32	1.27	0.13	0.12
Non-cash interest expense	—	0.33	6.39	8.24	8.99	13.91
Imputed interest expense on contingent consideration	0.46	—	—	—	—	—
Accretion on contingent consideration	—	1.47	0.89	0.15	0.51	0.22
Fair market value adjustment to contingent consideration	0.29	(1.43)	(4.15)	1.59	—	—
Foreign currency and related hedging activity	—	—	—	(0.72)	0.49	(0.59)
Non-cash compensation expense	5.17	11.42	15.16	33.28	31.33	40.25
Other income	—	(1.83)	0.07	(1.38)	—	—
Non-income tax expense adjustment	—	—	—	6.23	0.35	(0.59)
Impairment of equity method investment	—	—	—	0.73	—	—
Loss allocation from equity method investment	—	—	—	1.42	1.47	1.15
Restructuring charges and transaction costs	2.25	2.67	13.50	5.78	13.67	15.58
Re-audit related expenses	1.80	—	—	—	—	—
Severance	0.46	0.74	1.70	4.34	2.32	8.32
Amortization of acquired intangible assets	4.90	10.64	17.64	45.52	42.13	53.86
Loss attributable to non-controlling interest	—	1.23	1.64	1.08	0.32	1.79
Litigation related expense	—	0.02	0.07	5.59	1.03	—
Adjusted net income before income tax effect	19.09	47.77	62.20	72.63	101.05	124.84
Income tax effect		(18.23)	(24.51)	(29.05)	(40.42)	(33.71)
Adjusted net income	$19.09	$29.54	$37.70	$43.58	$60.63	$91.14

Diluted number of weighted-average shares outstanding	35.67	36.88	38.39	44.58	46.15	47.38

Adjusted net income per share - diluted	$0.54	$0.80	$0.98	$0.98	$1.31	$1.92
Note: Numbers may not sum due to rounding. Income tax effect broken out separately beginning in 2014.

ANNUAL MEETING OF SHAREHOLDERS OF

ENVESTNET, INC.

May 16, 2019

PROXY VOTING INSTRUCTIONS

INTERNET - Access "www.voteproxy.com" and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM EST the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

COMPANY NUMBER	
ACCOUNT NUMBER	

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, proxy statement and proxy card are available at www.envestnet.com

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

20433000000000001000 4   051619

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF PROPOSALS 1, 2 AND 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. The election as director of the nominees listed below (except as marked to the contrary below):

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

NOMINEES:
- ○ Judson Bergman
- ○ Anil Arora
- ○ Gayle Crowell
- ○ Valerie Mosley

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold, as shown here: ●

	FOR	AGAINST	ABSTAIN
2. The approval, on an advisory basis, of 2018 executive compensation.	☐	☐	☐
3. The ratification of KPMG LLP as the independent auditors for the fiscal year ending December 31, 2019.	☐	☐	☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

MARK "X" HERE IF YOU PLAN TO ATTEND THE MEETING. ☐

Signature of Shareholder ______ Date: ______ Signature of Shareholder ______ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ANNUAL MEETING OF SHAREHOLDERS OF

ENVESTNET, INC.

May 16, 2019

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, proxy statement and proxy card are available at www.envestnet.com

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

20433000000000001000 4 051619

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF PROPOSALS 1, 2 AND 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. The election as director of the nominees listed below (except as marked to the contrary below):

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

NOMINEES:
○ Judson Bergman
○ Anil Arora
○ Gayle Crowell
○ Valerie Mosley

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark **"FOR ALL EXCEPT"** and fill in the circle next to each nominee you wish to withhold, as shown here: ●

	FOR	AGAINST	ABSTAIN
2. The approval, on an advisory basis, of 2018 executive compensation.	☐	☐	☐
3. The ratification of KPMG LLP as the independent auditors for the fiscal year ending December 31, 2019.	☐	☐	☐

MARK "X" HERE IF YOU PLAN TO ATTEND THE MEETING. ☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Shareholder ____________ Date: ________ Signature of Shareholder ____________ Date: ________

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ENVESTNET, INC.

2019 Annual Meeting of Shareholders

Registration will open at 9:30 a.m. Central Time and the meeting will start promptly at 10:00 a.m. The meeting is expected to last about 30 minutes.

IMPORTANT:

1. If you are planning to attend the meeting, please check the box on the proxy on the reverse side.
2. This letter is your admission ticket to the meeting and must be presented to the registration desk on the day of the meeting.

0

ENVESTNET, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF ENVESTNET, INC.

The undersigned shareholder(s) of Envestnet, Inc. (the "Company") hereby appoints Judson Bergman or Peter D'Arrigo, or either of them, with full power of substitution, as attorneys and proxies of the undersigned, with the powers the undersigned would possess if personally present, and with full power of substitution, to vote all shares of common stock of the Company at the Annual Meeting of Shareholders of the Company to be held on Thursday, May 16, 2019, at 10:00 a.m., Central Time, at 35 E. Wacker Drive, Suite 260, Chicago, IL 60601, and at any postponements, continuations or adjournments thereof, upon all subjects that may properly come before the meeting, including the matters described in the Proxy Statement furnished herewith, subject to any directions indicated below.

I hereby vote my shares of Envestnet, Inc. common stock as specified on the reverse side of this card.

(Continued and to be signed on the reverse side.)

1.1 14475